As filed with the Securities and Exchange Commission on April 14, 1999 Registration Statement No. 333-________
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             STEWART FINANCE COMPANY
                 (Name of small business issuer in its charter)

       GEORGIA                                  6141                              58-158374
(State or other jurisdiction of       (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization            Classification Code Number)       Identification Number)

                                610 SIBLEY AVENUE
                           UNION POINT, GEORGIA 30669
                                 (706) 486-4163
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         JOHN B. STEWART, JR., PRESIDENT
                             STEWART FINANCE COMPANY
                                610 SIBLEY AVENUE
                           UNION POINT, GEORGIA 30669
                                 (706) 486-4163
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        copies of all correspondence to:
                               ALLISON WADE, ESQ.
                            STANLEY H. POLLOCK, ESQ.
                              HOLLAND & KNIGHT LLP
                  1201 WEST PEACHTREE STREET, N.E., SUITE 2000
                             ATLANTA, GEORGIA 30309
                                 (404) 817-8500

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                                             Proposed
                                                                        Proposed             Maximum
                                                                         Maximum             Aggregate         Amount of
            TITLE OF EACH CLASS OF                 Amount to be       Offering Price         Offering         Registration
          SECURITIES TO BE REGISTERED               Registered         Per Share(1)          Price(1)             Fee
-----------------------------------------------------------------------------------------------------------------------------
Senior Demand Notes............................  $      809,931            N/A              $   809,931          $  225
-----------------------------------------------------------------------------------------------------------------------------
Subordinated Debentures........................  $   12,421,245            N/A              $12,421,245          $3,453
-----------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock, par value $0.001        33,475 shares           $100              $ 3,347,500          $  931
per share......................................
=============================================================================================================================

(1) Estimated solely for purposes of determining the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                             STEWART FINANCE COMPANY

                                RESCISSION OFFER

Stewart Finance Company is offering to certain purchasers of its securities, specifically its

        SENIOR DEMAND NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $809,931

    SUBORDINATED DEBENTURES IN THE AGGREGATE PRINCIPAL AMOUNT OF $12,421,245

                    33,475 SHARES OF SERIES A PREFERRED STOCK

the opportunity to rescind or void their purchase of the above securities. Eligible offerees participating in the rescission offer will exchange their securities for cash. The amount of cash to be received will equal the original purchase price of the securities, plus accrued and unpaid interest (if the securities surrendered are senior demand notes or subordinated debentures) or accrued and unpaid dividends (if the securities surrendered are shares of Series A preferred stock).

      The rescission offer is being made only to persons who purchased these securities from the company by payment or exchange (in the case of the preferred stock). The offer does not extend to persons who purchased any of these securities from any other person.

      Why is the company making this offer? The company offered and sold these securities in reliance on what is referred to as the "intrastate offering" exemption under Section 3(a)(11) of the Securities Act of 1933. To satisfy that exemption's requirements, the securities had to be offered and sold only to residents of the State of Georgia and the company's business had to be confined to the State of Georgia. While the Company did limit its offer and sale of these securities to Georgia residents, the proceeds from the sale of these securities may have been used to fund operations of the Company located outside Georgia. As a result, the intrastate offering exemption may not have been available. The company is making this rescission offer voluntarily to limit, as far as may be permissible under applicable securities laws, its potential liability stemming from its possible non-compliance with such laws. You should note, however, that the Securities and Exchange Commission takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer.

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU DETERMINE WHETHER OR NOT TO ACCEPT THE RESCISSION OFFER.

      Neither the company nor its sole director makes any recommendation to any holder of the securities subject to the rescission offer as to whether to accept the offer or retain the securities currently held. Each offeree must make his own decision as to whether to accept this rescission offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ____________, 1999

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered by prospective investors.

                                   OUR COMPANY

IN GENERAL

      Stewart Finance was incorporated under Georgia law in 1984. Since inception the company has engaged in the consumer finance business. Our principal office is located at 610 Sibley Avenue, Union Point, Georgia 30669 and our telephone number is (706) 486-4163. The company's business consists primarily of making and servicing the following types of loans:

      - GILA Loans. GILA loans are consumer loans to individuals that we originate under the Georgia Industrial Loan Act or GILA. GILA loans may not exceed $3,000 in original principal amount and generally are unsecured, although we require unsecured debtors to purchase "non-recording" insurance. As of December 31, 1998, the aggregate amount of GILA loans we had outstanding was $6,307,227, which represented approximately 71% of our total loans outstanding. Our outstanding GILA loans as of December 31, 1998 had an average annual yield of 34% and an average maturity of 5.9 months.

      - Non-GILA Loans. Non-GILA loans are consumer loans to individuals that we originate to finance borrowers' purchases of various items, typically personal property. Because these loans exceed $3,000 in original principal amount, they are not covered by GILA. We obtain a security interest in the property acquired with the proceeds of our non-GILA loans. As of December 31, 1998, the aggregate amount of non-GILA loans we had outstanding was $2,562,697, which represented approximately 29% of our total loans outstanding. Our outstanding non-GILA loans as of December 31, 1998 had an average annual yield of 32% and an average maturity of 22 months.

      - Other Lending Activities. Our other activities include (i) providing short-term loans to individuals to finance their purchase of property and casualty insurance, (ii) providing loans to taxpayers in anticipation of their receipt of federal income tax refunds, and (iii) servicing loans purchased from other lenders, typically retailers, which were made to finance the borrowers' purchase of personal property. As of December 31, 1998, the aggregate amount of these loans represented less than 1% of our total loans outstanding.

      As of December 31, 1998, the company's resources were invested primarily in GILA loans and non-GILA loans, which together comprised approximately 31% of our total assets on that date. For the fiscal year ended December 31, 1998, approximately 48% of our revenue (as adjusted to exclude reimbursement income) was derived from interest, fees and related charges earned on these loans. We earned an additional 42% of our revenue in 1998 (as adjusted to exclude reimbursement income) from income on insurance sales and automobile club memberships, while 10% of adjusted revenue in 1998 was derived from insurance premium, tax refund and sales finance loans. See the discussion in the prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

      We finance our activities through several sources, including a $6,500,000 revolving line of credit with FINOVA Capital Corporation, a $1,500,000 revolving line of credit with Community Bank & Trust of Cornelia, Georgia, and sales of our own securities. As of December 31, 1998, we had borrowed the maximum amounts available under our FINOVA and Community Bank & Trust credit lines. As of February 28, 1999, we had issued $809,931 in principal amount of senior demand notes, $12,421,245 in principal amount of subordinated debentures and $3,347,500 in Series A preferred stock, par value $0.001 per share. The rescission offer pertains to all of these securities.

REORGANIZATION OF THE COMPANY

      In July 1998, Stewart Finance Company Holdings, Inc., a Georgia corporation, was formed to serve as a holding company for our company and three other companies that are engaged in the consumer finance business in Louisiana, Missouri and Illinois. The holding company now owns all of the common stock of our company and each of these sister companies. John B. Stewart, Jr. owns all of the common stock of the holding company. Mr. Stewart implemented the holding company structure to facilitate the growth of the business operations of all of these affiliated entities. This structure allows the holding company to obtain and distribute resources on an organization-wide basis. In addition, redundant corporate functions will be consolidated at the holding company level.

      As of the date of this prospectus, our company operates 22 offices in Georgia. The Louisiana affiliate, which was incorporated in 1996, operates 16 offices in Louisiana. The other two affiliates were incorporated in 1998 and, as of the date of this prospectus, are conducting their operations through 4 offices in Missouri and 1 office in Illinois. The holding company, which acquired our company and its three sister companies on February 26, 1999, presently has no independent operations. Accordingly, management believes that our company will continue to provide funding resources and accounting services in support of the operations of the Louisiana, Missouri and Illinois subsidiaries for the immediate future. As of December 31, 1998, the Louisiana, Missouri and Illinois affiliates owed our company $4,041,564, representing funding obligations and amounts due for accounting services.

                              THE RESCISSION OFFER

WHAT IS A RESCISSION OFFER?

      For our purposes, a rescission offer is an offer made by an issuer of securities to rescind or void an offer and sale of its securities. An issuer may extend such an offer after making a determination that a securities law violation has occurred or may have occurred. Our reason for making this rescission offer is explained under the captions "Purpose of Rescission Offer" and "Effect of the Rescission Offer" below.

WHY IS THE COMPANY REGISTERING THE RESCISSION OFFER?

      Section 5 of the Securities Act of 1933 prohibits any person from making an "offer to sell or [an] offer to buy, through the use or medium of any prospectus or otherwise, any security, unless a registration statement has been filed as to such security." The Securities Act of 1933 also provides exemptions from registration, none of which are available to the company in connection with the rescission offer.

      The Securities and Exchange Commission and some state securities commissions have taken the position that a rescission offer is simultaneously an offer to buy and sell the securities that are subject to that offer. For those to whom the rescission offer is extended, the investment decision that must be made is whether to sell the securities or to retain them. From the perspective of the company which issued the securities, in conducting a rescission offer it is deemed to have extended an offer to sell the securities again by virtue of the offerees' having the opportunity to retain the securities. As an eligible offeree reading through this prospectus, you may find it helpful to consider the rescission offer, and the investment decision to be made, in these terms.

      In light of the SEC's position, the company is conducting a registered rescission offer. The company has filed a registration statement with respect to the rescission offer with the Securities and Exchange Commission. This prospectus is part of that registration statement. The disclosure in this prospectus is intended to provide you with the protections and information required by the Securities Act of 1933, and the rules and regulations issued under the Securities Act, in connection with your investment decision.

PURPOSE OF RESCISSION OFFER

      The securities that are the subject of the rescission offer consist of $809,931 in principal amount of senior demand notes, $12,421,245 in principal amount of subordinated debentures and $3,347,500 in Series A preferred stock, par value $0.001 per share. The company offered and sold these securities in reliance on the intrastate offering exemption under Section 3(a)(11) of the Securities Act of 1933. As noted above, the company's operations have to a large extent funded its sister companies operating in states other than Georgia. Thus, the proceeds of the sale of these securities may have been used to fund operations outside Georgia. As a result, the intrastate offering exemption may not have been available.

      Under federal and applicable state securities laws, the failure to register the securities pursuant to the registration requirements of the Securities Act of 1933 and state registration requirements - if a registration obligation, in fact, existed - exposes the company to potential liability. Specifically, purchasers of these securities from the company may have the right to recover the price paid for the securities, plus interest, reduced by any income received on or from the securities. The company wants to eliminate, to the extent possible under applicable securities laws, this potential liability. See the discussion within the summary under the caption "Effect of the Rescission Offer."

ELIGIBLE OFFEREES

      The company's rescission offer applies only to persons who purchased the securities subject to the rescission offer from the company by payment or, in the case of the shares of preferred stock, in exchange for the company's debentures. The offer does not extend to persons who purchased any of these securities from any other person.

      In making the rescission offer, the company intends to comply only with the federal securities laws and the securities laws of the State of Georgia, where all purchasers were resident at the time of purchase of the securities. To the extent any otherwise eligible offeree now resides outside the State of Georgia, the company's rescission offer will not extend to such person.

TERMS OF RESCISSION OFFER

      Pursuant to this prospectus, we are offering eligible offerees the opportunity to rescind their purchase of the company's senior demand notes, subordinated debentures and Series A preferred stock. Eligible offerees who decide to accept the rescission offer will exchange all (and not less than all) of their securities for cash. The amount of the cash payment will be as follows:

      - in the case of the senior demand notes and subordinated debentures, the purchase price of these securities, plus accrued and unpaid interest, from the date of purchase through the date of payment, at the applicable stated interest rate on the face of your notes or debentures; and

      - in the case of the Series A preferred stock, the purchase price of these securities, plus accrued and unpaid dividends, from the date of purchase or exchange through the date of payment.

EFFECT OF THE RESCISSION OFFER

      We believe that the company's potential liability under applicable federal and state securities laws stemming from the offer and sale of the securities subject to the rescission offer, as a function of what may have been improper reliance on the intrastate offering exemption and inadequate disclosure, will be eliminated with respect to those who accept the rescission offer and exchange their securities for cash. In other words, the rescission offer will have the effect of barring claims relating to the company's possible non-compliance with such laws. However, the Securities and Exchange Commission takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer.

      To the extent that eligible offerees affirmatively reject or fail to respond to the rescission offer, the company's potential liability under the Securities Act of 1933 may not be completely extinguished. Nevertheless, under those circumstances, the company may assert that these offerees released any claims to rescind their purchase of the securities by virtue of their rejection or inaction. If the affirmative rejection or failure to respond to the rescission offer does not act as a release of claims, eligible offerees who have rejected or failed to respond to the rescission offer would retain any rights or claims they may have under the federal securities laws, subject to any defenses the company may have with respect to such rights and claims, including the running of the statute of limitations. In general, to sustain a claim based on non-compliance with the registration provisions of the federal securities laws, the claim must be brought within one year after discovery of the non-compliance upon which the claim is based, but in no event more than three years after the occurrence of the non-compliance. For certain purchasers of these securities, the statute of limitations may have already run.

DURATION OF THE RESCISSION OFFER

      You will have 30 days following your receipt of this prospectus to respond to this rescission offer. The rescission offer will terminate on the earlier of our receipt of your response or 12:00 midnight, eastern time, on the 30th day following your receipt of this prospectus, unless extended by the company.

TAX CONSEQUENCES OF THE RESCISSION OFFER

      In general, if you elect to accept the rescission offer, you will have taxable income under United States federal income tax regulations to the extent of the portion of the cash payment equal to the interest or dividends received. We provide you with this federal income tax discussion for informational purposes only. Each of you has individual tax circumstances that are impossible for us to know. We therefore urge each of you to consult your own tax advisor to determine the particular tax consequences to you of the rescission offer.

             ANTICIPATED SECURITIES OFFERING BY THE HOLDING COMPANY

      Upon completion of the rescission offer, the company's parent (that is, the holding company) intends to register an offer to the public of up to $20,000,000 in preferred stock. Management of the holding company will determine the terms of the preferred stock at the time of its offering. The offering will be made on a best-efforts basis by executive officers of the holding company. Although management of the holding company anticipates undertaking this public offering, we cannot ensure you that the holding company will be able to complete such an offering on terms or on a schedule that it finds acceptable.

                             SUMMARY FINANCIAL DATA


      The summary financial data presented below for the fiscal years ended December 31, 1997 and 1998 have been derived from the Company's consolidated financial statements, which have been audited by Pechter & Associates, P.C., independent public accounts. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                                                            YEAR ENDED DECEMBER 31,

INCOME STATEMENT DATA:                                                                  1998                      1997
                                                                                        ----                      ----
Interest Fee Income and Maintenance and
   Delinquent Charges...................................................            $2,609,626                  2,288,665

Interest Expense........................................................             2,085,492                  1,564,030

          Net Interest Income...........................................               524,134                    724,635

Provision for Credit Loss (Net of Recoveries)...........................               <91,953>                  <575,549>

          Net Interest Income After Credit Loss.........................               616,087                  1,300,184

Insurance Premiums and Other Income.....................................             5,233,871                  2,976,476

Salaries................................................................             2,202,801                  1,772,774

Other...................................................................             3,790,366                  2,760,738

Net Income (Net Loss) Before Income Tax Effect..........................              <143,209>                  <256,852>



                                                                                                                YEAR ENDED
                                                                                                               DECEMBER 31,
                                                                                                                  1998
                                                                                                                  ----
BALANCE SHEET DATA:

Total Assets....................................................................................               26,713,856

Total Debentures and Senior Demand Notes........................................................               12,439,755

Total Other Liabilities.........................................................................               10,424,696

Total Shareholder's Equity......................................................................                3,849,405

                                  RISK FACTORS

      This prospectus contains forward-looking statements - that is, statements concerning future events, actions and conditions - that involve risks and uncertainties. Actual events, actions and conditions, and the company's results of operations, could differ materially from those anticipated and discussed in such forward-looking statements. These differences could result from a variety of factors, including those set forth in the following risk factors and elsewhere in this prospectus. You should consider carefully the following risk factors in addition to the other information set forth in this prospectus in evaluating the rescission offer.

UNCERTAINTY AS TO RESCISSION OFFER'S ELIMINATION OF LIABILITY

      It is not certain that the company's conduct of the rescission offer will have the effect of barring claims relating to the company's potential non-compliance with the federal and state securities laws. This uncertainty particularly exists with respect to those eligible offerees who either affirmatively reject or fail to respond to the rescission offer. The company, at this point, cannot quantify the number of, or the dollar amount of the securities held by, eligible offerees who will accept or reject the rescission offer. Thus, it cannot quantify the potential continuing exposure upon completion of the rescission offer.

      Eligible offerees who do not accept the rescission offer may assert claims against the company relating to the company's possible non-compliance with the securities laws. Should any or all of such claims prevail, the company's business, financial condition and results of operation could all be adversely affected. Even if the company is successful in defending any claims under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by the company's management.

      The rescission offer will have no effect on or prevent the Securities and Exchange Commission from pursuing enforcement action against the company with respect to any non-compliance with the federal securities laws that may have occurred in connection with the offer and sale of the securities subject to the rescission offer.

LACK OF SUFFICIENT FUNDS TO FULLY FUND RESCISSION OFFER; DETRIMENTAL EFFECT ON COMPANY

      The company does not have liquid assets sufficient to pay the roughly $16,578,676 in cash that would need to be paid if one assumed 100% acceptance of the rescission offer. We believe current assets of approximately $11,000,000 (after repayment of a margin loan and the $6.5 million revolving line of credit with Finova Capital Corporation) could potentially be used to fund the rescission offer. If additional funds are required, we would have to either increase our current credit lines or borrow from other lenders. We believe that as much as $5,000,000 in additional funds could be borrowed if necessary, however, we can make no assurance that we could borrow this amount or that we could do so on sufficiently favorable terms. In addition, the interest expense that we would incur in connection with such a loan would significantly adversely affect our future cash flow, earnings, liquidity and growth.

NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES

      There is presently no public market for the securities which are subject to this rescission offer and no assurance can be provided that a public market will develop in the future. The company is not obligated, and does not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or a national securities exchange. Eligible offerees should be aware that should they not accept the rescission offer, they may be required to hold such securities until maturity or, in the case of the Series A preferred stock, for an indefinite period of time.

OPERATING LOSSES

      We have sustained operating losses for each of the fiscal years ended December 31, 1998 and 1997. See "Selected Financial and Operations Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of the Company. We can provide no assurance that the Company will be profitable in the future.

NEED FOR CONTINUOUS ADDITIONAL FUNDING AND ACCESS TO CAPITAL

      Significant delays in completing this rescission offer could have a materially adverse effect on our liquidity, financial condition and results of operations. This is because the company's liquidity is dependent on the sale of securities, the continued availability of bank credit from its lenders and the collection of receivables. Until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission and the rescission offer is completed, the company will not be able to engage in a public offering of the same or a similar type of securities.

ABILITY TO PAY OFF MATURING DEBT

      A portion of our debentures (approximately $1,000,000) will become due within one year of this rescission offer. There is no assurance that the we will be successful in our efforts to maintain sufficient liquidity to pay our debt securities as they become due. Our failure to maintain sufficient liquidity could have a materially adverse effect on our business, financial condition and results of operations.

ABILITY TO REPAY OR RENEW CREDIT FACILITIES

      We obtain our working capital for ongoing operations in part from a $6,500,000 line of credit with FINOVA Financial Corporation (the "FINOVA Loan") and a $1,500,000 line of credit with Community Bank & Trust, Cornelia, Georgia (the "Cornelia Loan"). The Cornelia Loan has a maturity date of April 29, 1999, while the FINOVA Loan matures on January 31, 2001. Although we do not anticipate having difficulty obtaining future financing or renewing our current lines on acceptable terms, we cannot be sure that these lines of credit will continue to be available to us on terms and conditions that exist as of the date of this rescission offer. Furthermore, the lines of credit are subject to periodic review by the respective lenders. In conducting these reviews our lenders consider our profitability, general economic conditions, and other lending criteria in evaluating whether they will continue to provide us with the lines of credit. See "Description of Finova Credit Facility" and "Description of Community Bank and Trust Credit Facility."

POSSIBLE LESS THAN MARKET INTEREST/DIVIDEND RATES OF SECURITIES

      Most of the securities subject to the rescission offer have fixed interest and dividend rates that may be out of line with prevailing market rates. Eligible offerees may be able to identify equity and debt instruments that pay greater dividends or interest or that inherently present a lesser degree of risk than these securities. The securities' interest and dividend rates were determined solely by the company at the time of sale. These rates do not necessarily bear any direct relationship to the company's assets, book value or other generally-accepted criteria of value. We have not retained or consulted with an independent third party in order to determine whether the terms of the securities are commercially reasonable or are equivalent with other similar debt or equity instruments.

LIMITATIONS ON PAYMENT OF DIVIDENDS ON SERIES A PREFERRED STOCK

      We cannot assure any holder of shares of Series A preferred stock (which are included in the rescission offer) as to the company's ability to pay dividends on such shares, when due or otherwise. As a Georgia corporation, the company is subject to the provisions of Section 14-2-640 of the Georgia Business Corporation Code, which does not allow a corporation to pay any dividends if such payment would cause the corporation to become insolvent.

Furthermore, applicable Georgia law gives absolute discretion to a corporation's board of directors to decide whether or not to declare and pay any dividend. As such, the payment of any dividend on the Series A preferred stock is subject to these provisions, either or both of which may affect the timing and/or the payment of dividends.

COMPANY'S SENSITIVITY TO FLUCTUATIONS IN INTEREST RATES

      Engaged in the consumer loan business, the company faces the on-going risk of decreases in its net interest margin or "spread", which is the difference in the rate at which we borrow and the rate at which we lend. The consumer loans that we extend in the ordinary course of our business are made at fixed rates. In contrast, some of our sources of funds, such as our existing lines of credit and certain of the company's outstanding senior demand notes, are at variable rates. Thus, the company may from time to time find itself in a situation in which it cannot pass on the increased costs of its borrowings to its loan customers. A decline in our net interest margin may adversely affect our cash flow, which in turn may adversely affect our ability to repay existing and future borrowings.

      Changing interest rates can also materially affect the level of consumer loan activity generated by the company, which in turn affects our results of operations, financial condition and future prospects. Interest rates are highly sensitive to many factors that are beyond the company's control, including general economic conditions and the policies of various federal and state government and regulatory authorities. Changes to the discount rate by the Federal Reserve Board usually lead to corresponding interest rate changes, which affect our interest income and interest expense. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can alter the rate of savings and affect the costs of funds. The nature, timing and effect on the company and its results of operations of any future changes in federal monetary and fiscal policies and Georgia lending laws are not predictable.

VULNERABILITY TO REGULATORY CHANGES IN COMPANY'S BUSINESS

      Changes in the company's business may make compliance with governing regulations more difficult and/or expensive, and, in turn, adversely affect our results of operations and financial condition. We are subject to regulation by federal, state and local government authorities and must comply with various laws and judicial and administrative decisions imposing various requirements and restrictions on our operations. These requirements, among other things, require that we obtain and maintain certain licenses and qualifications, limit the interest rates, fees and other charges we are allowed to charge, limit or prescribe other terms of our loans, and require specific disclosures to our borrowers. Additional regulations govern the sale and terms of insurance products offered by us and the insurers for which we act as an agent. See "Business--Government Regulation."

FACTORS IMPACTING OUR LEVEL OF COLLECTION RISK

      Our liquidity, in large part, depends on the collection of our loan receivables. We continually monitor the delinquency status of our loan receivables and we have a policy of promptly instituting collection efforts on each delinquent account. We also utilize an automated credit scoring system in an effort to monitor the overall quality of our loan portfolio. Although we believe that such measures help us maintain the level of our collection risk, our liquidity could be adversely affected if we experience difficulty in collecting our loan receivables.

      Certain factors increase our collection risk, such as waiving our underwriting standards or practices to make higher risk loans. Our collection risk also is increased because generally we do not perfect our security interest in the collateral securing our GILA Loans and we typically renew past due loans in the normal course of our business. Our ability to operate profitably will depend on our ability to assess accurately our borrowers' ability to meet their obligations as they come due. We cannot assure you that we will be able to accurately assess this risk in the future. If we fail for a sustained period of time to accurately assess this collection risk, it could have a materially adverse effect on our business, financial condition and results of operations. See "Business -- Delinquencies" and "Business - - Loss Experience."

FACTORS AFFECTING OUR BORROWERS' ABILITY TO REPAY LOANS

      Because our business consists mainly of making loans to individuals who depend on their earnings to repay their loans, our profitability will materially depend on the continued employment of our borrowers and their ability to meet their financial obligations as they become due. A sustained recession or any event which results in unemployment or continued increases in the number of personal bankruptcies among our customer base may have a materially adverse effect on our business, financial condition and results of operations.

ELIGIBLE OFFEREES HAVE NO CONTROL OF COMPANY'S MANAGEMENT

      John B. Stewart, Jr., is the president, sole director, and owner of all of the outstanding common stock of the company's parent (i.e., the holding Company). He also is the president and sole director of our company. As such, Mr. Stewart controls the election of all members of our Board of Directors and determines all corporate actions. As an owner of any of the securities subject to the rescission offer, you have had no control over the management of the company. The rescission offer will not change this situation. If you determine not to accept the rescission offer, you will continue to rely upon the management skills of our executive officers and directors. You will not have a vote with respect to the election of executive officers or directors of the company.

STRAIN ON MANAGEMENT/FINANCIAL RESOURCES STEMMING FROM COMPANY EXPANSION

      The company's expansion has placed, and is expected to continue to place, a strain on its personnel and financial resources. In the last eight years, the company has grown from seven Georgia offices to the 22 that we operate today. We also have supported the rapid growth of our sister companies in Louisiana, Missouri and Illinois. In the near term, we intend to slow the pace of our growth, particularly until we complete the rescission offer and the holding company completes its anticipated public offering of preferred stock. In 1999, we are projecting only one new office in Georgia, and the holding company is projecting three new offices in all other states. We have no pending negotiations to open any new offices, and we are not conducting any negotiations to acquire any new offices.
In late 1999 or early 2000, we intend to re-establish the pace of our growth.

      Notwithstanding our present intentions, we will take advantage of opportunities to open or acquire new Georgia branch offices if favorable opportunities arise. If we elect to pursue such opportunities, our operating expenses will increase in order to fund the costs of establishing a new branch or acquiring an existing business. These costs may include, among other things, expenses associated with purchasing equipment, making leasehold improvements, and employing additional personnel. If we borrow funds to pay for the costs of expansion, there is a risk of default in repayment of the borrowed funds, which likely would be senior in right of payment to the interest and dividends payable on the securities subject to the rescission offer.

DEPENDENCE ON EFFORTS OF KEY PERSONNEL

      We believe our success depends largely on the efforts of John B. Stewart, Jr., our founder, president and sole director, and Jeffery L. Smith, our vice president. We have not entered into an employment agreement with either of Mr. Stewart or Mr. Smith. Although the company is Mr. Stewart's primary business endeavor, Mr. Stewart is involved in other business ventures and does not spend his entire business time and attention on the operations of the company. We believe that the loss of Mr. Stewart's or Mr. Smith's services would have a material adverse effect on our business, financial condition and results of operations. See "Management."

      We also believe that our success may depend upon our ability to attract and retain qualified people in the future. We cannot assure you that we will be able to hire and retain such individuals and our failure to do so may have a materially adverse effect on our business, financial condition and results of operations.

CONFLICT OF INTEREST TRANSACTIONS

      John B. Stewart, Jr., beneficially owns all of our common stock (through his ownership of all of the outstanding common stock of the holding company) and he devotes substantial time to our affairs. We believe that the terms of the transactions that we conduct with Mr. Stewart are no less favorable to us than those which could be obtained in arm's-length negotiations. Nevertheless, potential conflicts of interest between the company and Mr. Stewart exist with respect to certain transactions between us and Mr. Stewart, his family or other business ventures owned or controlled by Mr. Stewart. Because Mr. Stewart is the sole shareholder of the holding company, and the sole director and president of the company, these conflicts may not be resolved through arm's-length negotiations in the future.
See "Certain Transactions."

      We may in the future transact business with Mr. Stewart, his family and/or his other business ventures. These transactions may not be negotiated at arm's-length and may involve potential conflicts of interest. Additionally, certain creditors of our company have obtained collateral or guaranties from Mr. Stewart. Such arrangements may create potential conflicts of interest if we decide to repay the indebtedness for which Mr. Stewart has personal liability before other company indebtedness.

UNCERTAINTY OF COMPANY COMPUTER SYSTEMS' YEAR 2000 COMPLIANCE

      We are not certain of the total exposure we may have as a result of the "Year 2000" problem - that is, the inability of existing data processing computer hardware and software to appropriately recognize calendar dates beginning in the year 2000. Year 2000 issues relate to our computer hardware and software systems and other devices employing computer chips as well as those of our third party vendors. The company uses financial reporting computer software that is standard in the consumer finance industry. We do not expect that we will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. Our software vendors have indicated that their software is year 2000 compliant. However, there can be no assurance that such software will operate properly once the year 2000 arrives, and significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of either our company or our outside vendors, third-party payors or customers could have a material adverse effect on our business, results of operations, financial condition and prospects.

                              THE RESCISSION OFFER

BACKGROUND INFORMATION

      Throughout its existence, Stewart Finance Company (the "Company") has operated with limited capital, a significant portion of which has been raised by periodic offerings of the Company's securities - including the securities that are subject to this rescission offer. The Company engaged in such securities offerings beginning in October, 1989 and ending in February 1999. As of February 28, 1999, the Company had outstanding senior demand notes in the aggregate principal amount of $809,931, subordinated debentures in the aggregate principal amount of $12,421,245 and 33,475 shares of Series A preferred stock. The rescission offer covers all of these securities.

      At the time of the Company's offer and sale of the securities subject to the rescission offer, the Company did not register the securities with either the Securities and Exchange Commission or the Commissioner of Securities of the State of Georgia. Instead, it relied upon the "intrastate offering" exemption under Section 3(a)(11) of the Securities Act of 1933 and the "GILA" exemption under Section 10-5-8(6) of the Georgia Securities Act.

      To satisfy the requirements of the intrastate offering exemption, an issuer of securities must:

      - offer and sell the securities only to persons resident within a single state or territory; and

      - the state where the securities are offered and sold must be the state in which the issuer, if a corporation, is incorporated and doing business.

The Company complied with both of these requirements, offering and selling the securities subject to the rescission offer only to persons then resident in the State of Georgia, where the Company was and is incorporated and doing business. However, the proceeds of the sale of the Company's securities may have been used to fund operations outside Georgia -- by virtue of the Company's funding its sister corporations in Louisiana, Missouri and Illinois. Under relevant interpretative authority, this may have caused the Company to lose the ability to take advantage of the intrastate offering exemption. If such is the case, the Company may not have fully complied with the registration requirements of the Securities Act of 1933.

      The GILA exemption provides that any security issued by an industrial loan association organized and supervised under the laws of the State of Georgia is exempt from the registration requirements of the Georgia Securities Act. The Company believes that it fully qualified for the GILA exemption.

      Under federal and applicable state securities laws, the failure to register the securities pursuant to the registration requirements of the Securities Act of 1933 and state registration requirements - if a registration obligation, in fact, existed - exposes the Company to potential liability. Specifically, purchasers of the securities from the Company may have the right to recover the price paid for the securities, plus interest, reduced by any income received on or from the securities. Purchasers of the Company's securities already have this right because the Company's senior demand notes and subordinated debentures are repayable at maturity and its preferred stock is subject to mandatory redemption. However, a purchaser claiming a right to rescission based on the Company's possible failure to comply fully with federal and state registration requirements, would have the right to demand immediate repayment of the purchase price of his or her securities, plus any accrued but unpaid interest or dividends, as applicable. As a practical matter, therefore, the Company's potential liability stemming from a rescission action by the purchasers of its securities is an immediate acceleration of its repayment obligations under its outstanding senior demand notes, subordinated debentures and preferred stock.

      It should be understood that the rescission offer is not an admission by the Company that it did not comply with the registration and/or disclosure requirements of applicable federal and state securities laws.

PURPOSE OF RESCISSION OFFER

      The Company wants to eliminate, to the extent possible under applicable securities laws, its potential liability for possible failure to comply with applicable federal and state securities laws in connection with the offer and sale of the securities covered by the rescission offer.

      The Company's potential failure to comply with the securities laws in connection with the offer and sale of the securities subject to the rescission offer has the effect of giving purchasers of such securities from the Company an option. In this case, such purchasers have the option to "put" the securities back to the Company - that is, require the Company to repurchase the securities. The repurchase price is the amount that the Company would be forced to pay in a claim for rescission under applicable federal and state securities laws. In practical effect, the Company's repayment obligations under its securities would accelerate and become payable immediately rather than at the maturity date of such securities.

      What prompts the Company to address its potential failure to comply with the securities laws now? The Company's parent (i.e., the holding company) has recently determined to register an offer to the public of up to $20,000,000 worth of preferred stock. Management engaged legal counsel to undertake a "due diligence" analysis of the Company and its sister companies in anticipation of such offering. As a result of that analysis, management became aware of its potential failure to comply with the securities laws. After consulting with legal counsel, management deemed it prudent to conduct - voluntarily - the rescission offer. The rescission offer will limit, as far as may be permissible under applicable securities laws, the Company's potential liability stemming from the possible failure to comply with such laws. This will, in turn, allow the holding company to market more effectively the securities its intends to offer publicly after completion of the rescission offer. The Company's potential liability, if left unaddressed, could serve as a significant hindrance on the holding company's ability to sell its securities in the intended public offering.

ELIGIBLE OFFEREES

      The Company's rescission offer applies only to persons who purchased the securities subject to the rescission offer from the Company by payment or, in the case of the shares of Series A preferred stock, in exchange for the Company's subordinated debentures. The offer does not extend to persons who purchased any of these securities from any other person because the Company does not believe it has any liability to such persons under applicable securities laws. Further, the rescission offer does not apply to any securities of the Company other than those securities listed on the cover page of this prospectus.

      In making the rescission offer, the Company intends to comply only with the federal securities laws and the securities laws of the State of Georgia, where all purchasers were resident at the time of their purchase of the securities. To the extent any otherwise eligible offeree now resides outside the State of Georgia, the Company's rescission offer will not extend to such person. Based on a review of the Company's records, there appears to be a single holder of the securities subject to the rescission offer who currently resides outside of Georgia. In management's view, the benefits of including this non-Georgia resident in the rescission offer are outweighed by the burdens associated with compliance with the state securities laws of another state.

TERMS OF RESCISSION OFFER

      Pursuant to this prospectus, we are offering to eligible offerees the opportunity to rescind their purchase of the Company's senior demand notes, subordinated debentures and Series A preferred stock. Eligible offerees who decide to accept the rescission offer will exchange all (and not less than all) of their securities for cash. The amount of the cash payment will be the original purchase price of these securities, plus accrued and unpaid interest or dividends, as applicable, from the date of purchase through the date of payment, at the applicable stated interest rate on the face of the notes or debentures or the dividend rate on the preferred stock. Eligible offerees should note that the amount of the cash being offered is identical to the amount the Company would be required to pay in damages or in an action for rescission, exclusive of attorney's fees, under federal and state securities laws.

REGISTRATION OF THE RESCISSION OFFER

      The Company has filed a registration statement with the Securities and Exchange Commission with respect to the rescission offer because no exemption from registration is available in connection with this offer. This prospectus is part of that registration statement. The disclosure in this prospectus is intended to provide eligible offerees with the protections and information required by the Securities Act of 1933, and the rules and regulations issued under the Securities Act of 1933, in connection with the investment decision to be made in this case, which is:

      - rescind the purchase of the securities subject to the rescission offer and accept a cash payment in the amount described in this prospectus; or

      -    retain the securities.

      The securities subject to this rescission offer were, at the time of their initial sale, "restricted securities" as defined under the Securities Act of 1933. This means that these securities were not freely tradeable and could not be offered or sold at any time unless the transaction was registered under the Securities Act of 1933 or an exemption from registration was available. By virtue of the registration of this rescission offer, these previously unregistered securities will now be freed of their "restricted securities" status. Thus, eligible offerees who reject the rescission offer and retain their securities will receive the benefit of owning freely transferable securities (subject to the contractual restrictions on transfers to which such securities are subject by their terms). See "Description of Capital Stock," "Description of Senior Demand Notes" and "Description of Subordinated Debentures."

      Notwithstanding the freely transferable nature of the securities under applicable securities laws, there is presently no public market for the securities. No assurance can be provided that a public market will develop in the future. The Company is not obligated, and does not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or any national securities exchange. Eligible offerees should be aware that should they not accept the rescission offer, they may be required to hold such securities until maturity or, in the case of the Series A preferred stock, for an indefinite period of time.

EFFECT OF THE RESCISSION OFFER

      - Federal Securities Laws. We believe that the Company's potential liability under applicable federal securities laws stemming from the offer and sale of the securities subject to the rescission offer will be eliminated with respect to those eligible offerees who accept the rescission offer and exchange their securities for cash. However, the Securities and Exchange Commission takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer. Nonetheless, acceptance of the rescission offer and receipt by the eligible offeree of the cash consideration to be paid for such offeree's securities, should have the effect of terminating liability to that offeree under the federal securities laws because receipt of the consideration eliminates the damages element of any claim by the offeree.

      To the extent that eligible offerees affirmatively reject or fail to respond to the rescission offer, the Company's potential liability under the Securities Act of 1933 may not be completely extinguished. Nevertheless, under those circumstances, the Company may assert that these offerees released any claims to recover the purchase price of their securities by virtue of their rejection or inaction. If the affirmative rejection or failure to respond to the rescission offer does not act as a release of claims, eligible offerees who have rejected or failed to respond to the rescission offer would retain any rights or claims they may have under the federal securities laws, subject to any defenses the Company may have with respect to such rights and claims, including the running of the statute of limitations. In general, to sustain a claim based on violations of the registration provisions of the federal securities laws, the claim must be brought within one year after discovery of the violation upon which the claim is based, but in no event more than three years after the occurrence of the violation. For certain purchasers of these securities, the statute of limitations may have already run.

      - Georgia Securities Laws. Under Georgia securities laws, a person may sue an issuer which offers or sells a security in violation of the Georgia registration requirements to recover the consideration paid for the security, together with interest at the stated rate per annum appearing on the face of such security (or 6% per annum for a non-interest bearing security) from the date of payment, less the amount of any income received on the security, until the person's tender of the security. Pursuant to Georgia law, no person may sue based on a violation of the registration provisions under Georgia law more than two years after the contract of sale. In any event, a buyer of securities may not sue if he has received a bona fide offer in writing to refund the consideration paid, together with interest at the applicable rate, from the date of payment, less the amount of any income received on the security, and failed to accept the offer within 30 days of its receipt.

CERTAIN TAX CONSIDERATIONS OF THE RESCISSION OFFER

      In general, if an eligible offeree determines to accept the rescission offer, receipt of a cash payment will be a taxable event for federal income tax purposes. However, if the amount received by the eligible offeree does not exceed the offeree's tax basis in the securities surrendered, there will be no realized taxable gain. Amounts received as interest or dividends in connection with the rescission offer generally will be taxable to the recipient at ordinary income tax rates.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY. THE COMPANY URGES EACH ELIGIBLE OFFEREE TO CONSULT HIS OR HER OWN TAX ADVISOR BEFORE ACCEPTING OR REJECTING THE RESCISSION OFFER.

PROCEDURES GOVERNING THE RESCISSION OFFER

      You will have 30 days from the date of receipt of this prospectus to respond to the rescission offer. The rescission offer will terminate on the earlier of our receipt of your response or 12:00 midnight, eastern time, or the 30th day following your receipt of this prospectus, unless extended by us (the "Expiration Date").

      If you intend to accept the rescission offer, complete and sign the enclosed form, and return the form, together with the note(s) or certificate(s) representing your securities, marked "cancelled," to the Company either in person or by mail at the following address:

                             Stewart Finance Company
                                610 Sibley Avenue
                           Union Point, Georgia 30669
                           Attention: Jeffery L. Smith

      We will send you your cash payment within 5 business days after the Expiration Date and your securities will thereafter be deemed cancelled.

      If you return the form indicating your rejection of the rescission offer, you will have affirmatively elected to retain your securities and need do nothing further.

      If you do not affirmatively respond to this rescission offer by returning your completed election form before the Expiration Date in accordance with the procedures described above, you will be deemed to have rejected the rescission offer.

      If you want to return your election form in person, you must do so by the close of business on the Expiration Date. If you intend to make use of the mails to return your election form, the form must be postmarked by the Expiration Date and we recommend that you use registered mail, return receipt requested.

      The Company will seek to notify any eligible offeree who submits a timely but incomplete or invalid election form of any deficiencies in such form. It will do so by mailing notice of such deficiencies to the eligible offeree's last known address prior to deeming the rescission offer rejected by the eligible offeree. Any undertaking by the Company in this regard will not constitute an extension of the Expiration Date.

      PLEASE NOTE: YOUR ELECTION WILL BE DEEMED TO BE EFFECTIVE UPON RECEIPT IF YOU DELIVER IT IN PERSON OR AS OF THE DATE POSTMARKED IF YOU RETURN IT BY MAIL. TO BE EFFECTIVE, YOUR ELECTION MUST BE EITHER DELIVERED OR POSTMARKED BY THE EXPIRATION DATE. WE WILL ACCEPT YOUR ELECTION UPON RECEIPT AND ONCE ACCEPTED, YOU CANNOT WITHDRAW OR CHANGE YOUR ELECTION.

      The Company has not retained nor does it intend to retain any person to make solicitations or recommendations to eligible offerees in connection with this rescission offer. Neither the Company nor its officers and sole director may make any recommendations to any eligible offeree with respect to the rescission offer. Each offeree must make his or her own decision as to whether to accept the rescission offer.

FUNDING THE RESCISSION OFFER

      The Company does not have liquid assets sufficient to pay the roughly $16,578,676 in cash that would need to be paid if one assumed 100% acceptance of the rescission offer. The Company believes current assets of approximately $11,000,000 (after repayment of a margin loan and the $6.5 million revolving line of credit with Finova Capital Corporation) could potentially be used to fund the rescission offer. In order to fund the rescission offer in excess of this amount, the Company would have to either increase our current credit lines or borrow from other lenders. The Company believes that as much as $5,000,000 in additional funds could be borrowed if necessary, however, it can make no assurance that it could borrow this amount on sufficiently favorable terms.

                                  THE COMPANY

      The Company was incorporated in 1984 as a Georgia corporation. The Company maintains its principal executive offices at 610 Sibley Avenue, Union Point, Georgia 30669, and its telephone number is (706) 486-4163. As of the date of this Prospectus, the Company is a wholly owned subsidiary of Stewart Finance Company Holdings, Inc., a Georgia corporation (the "Holding Company"), which is wholly owned by John B. Stewart, Jr.

                                 DIVIDEND POLICY

      Except for the payment of dividends on its preferred stock, the Company currently anticipates that all of its earnings will be retained for the future development, operation and expansion of the Company's business and does not anticipate paying any cash dividends on its equity in the foreseeable future except with respect to the preferred stock. Any determination to pay dividends in the future, including payment of dividends to the holders of preferred shares, will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition and other factors deemed relevant by the Board of Directors.

                     SELECTED FINANCIAL AND OPERATIONS DATA

      The following table sets forth summary financial and operating data of the Company for the periods indicated. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus:

                                                                                         YEAR ENDED DECEMBER 31,

INCOME STATEMENT DATA:                                                                 1998                     1997
                                                                                       ----                     ----
Interest and Fee Income ..............................................             $2,038,401                $1,804,126

Maintenance and Delinquent Charges....................................                571,225                   484,539

Insurance Premiums....................................................              1,201,067                   973,119

Auto Club and Other Income............................................              4,124,757                 2,578,906

          Total Income................................................              7,935,450                 5,840,690

Interest Expense......................................................              2,085,492                 1,564,030

Salaries..............................................................              2,202,801                 1,772,774

Other Expenses........................................................              3,790,366                 2,760,738

          Total Expenses..............................................              8,078,659                 6,097,542

Net Income (Loss) Before Income Tax Effect............................               <143,209>                 <256,852>



                                                                                                              YEAR ENDED
                                                                                                              DECEMBER 31,
                                                                                                                 1998
                                                                                                                 ----
BALANCE SHEET DATA:

Finance Receivables............................................................................               8,278,921

Other Current Assets...........................................................................              14,145,493

Property and Equipment (net of accumulated depreciation).......................................               2,948,614

Other Assets...................................................................................               1,340,828

          Total Assets.........................................................................              26,713,856

Subordinated Debentures........................................................................              11,863,630

Senior Demand Notes............................................................................                 576,125

Note Payable, FINOVA Capital...................................................................               6,500,000

Other Liabilities..............................................................................               3,924,696

          Total Liabilities....................................................................              22,864,451

Stockholder's Equity...........................................................................               3,849,405

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Two major events had a material impact upon the Company's financial condition and results of operations in 1998. These were (i) the opening by the Company and its affiliates of seven new offices in 1998, bringing total offices to 41 at the end of 1998 (21 of which were operated by affiliates), an increase of 20.6%, and (ii) the exchange in December 1998 of a new issue of preferred stock for outstanding subordinated debentures resulting in an increase of $3,345,467 in paid-in-capital and a corresponding reduction in debt.

      The Company provides funding and accounting services to its affiliates in connection with the opening of new offices and is reimbursed for those services. Such reimbursements amounted to $2,476,089 in 1998 and $867,699 in 1997, an increase of 185.4%. Amounts due the Company from affiliates as a result of these services amounted to $3,862,788 at year end 1998 and $1,386,699 at year end 1997. A portion of the costs incurred in opening each new office, equal to the total expense of operations for the first three to six months, is treated as a "start up" expense and amortized over sixty months. As a result, the Company reported unamortized organization costs related to opening new offices of $1,061,663 at year end 1998 and $198,000 at year end 1997. These unamortized costs were financed with borrowed funds, thereby increasing interest costs without any measurable increase in interest income. Consequently, the difference between interest received and interest incurred (net interest margin) decreased to $524,134 in 1998 from $724,635 in 1997.

      The expansion through the opening of new offices also contributed to increases in 1998 (excluding reimbursed expenses and revenues) of revenues to $5,459,361 from $4,972,991 (9.8%), and of expenses to $5,602,570 from $5,229,843
(7.1%). Consequently, the net loss decreased (before income tax effect) to $143,209 from $256,852, an improvement of $113,643.

      Total assets increased to $26,713,856 at year-end 1998, up from $19,983,137 a year earlier, or 33.7%. Total liabilities increased to $22,864,451 in 1998, up from $19,480,841 a year earlier, or 17.4%. Liabilities included an increase in the amount of $985,795 of subordinated debentures to $11,863,630 at year-end 1998, up from $10,877,835 a year earlier, or 9.1% and an increase in the amount owed the Company's principal lender to $6,500,000, up from $5,425,000 a year earlier, or 19.8%, and reflecting the use in 1998 of the $1,075,000 available at year end 1997 under the line of credit from that lender. Stockholder's equity increased to $3,849,405 at year-end 1998, up from $502,296 a year earlier, or. This reflected primarily the issuance of preferred stock in exchange for subordinated debentures.

      The dividend rate and other terms and conditions of the preferred stock correspond to the interest rate and other material features of the subordinated debentures redeemed in the exchange. This transaction resulted in the Company losing its status as a sub Chapter S corporation for tax purposes in 1998.

      As to liquidity cash increased to $3,595,486 at year-end 1998 from $1,973,530 a year earlier, an increase of $1,621,956 or 82.2%. Cash flows from operations were a negative $878,974 in 1998, while cash flows from investing activities were a negative $3,528,608. These compared to negative $2,007,291 and $4,651,771, respectively, a year earlier. Cash provided by financing activities in 1998 amounted to $6,029,538, compared to $6,712,842 a year earlier.

      The Company expects that four new offices will open in 1999 (three of which will be operated by affiliates) and five in 2000, bringing the total number of offices operated to fifty by the end of that year. The Company anticipates that the Holding Company will continue to obtain additional offices by opening them under the Company's or its affiliates' licenses or by acquiring existing offices from third parties. The Company also expects to continue to provide funding and accounting services to its affiliates on essentially the same terms as it did in 1997 and 1998, and to account for such transactions in the same manner as it did in those years.

      The Company anticipates that it will finance the expansion of its operations during 1999 and 2000 as described above from internally generated funds and proceeds from the sale of additional preferred stock and subordinated debentures by the Holding Company in 1999. The Company expects to make these offerings through non- underwritten registered offerings of those securities pursuant to registration statements filed with the Securities and Exchange Commission. There is no assurance as to whether, or when or in what amounts, or on what terms any of such securities can be sold, and there is no expectation that a market will exist for such securities if they are sold.

      The Company and its affiliates opened 7 offices (an increase of 20.6%) during the year 1998. The additional personnel required to operate these offices contributed to the increase in salaries of $430,000, (24.3%), between 1998 and 1997. Increases in employee compensation based on cost of living and/or merit salary raises, increases in claims of the Company's self-insured group medical plan and increases in other accrued employee benefits also contributed to the increase in personnel expense.

      Additional expenses related to the expansion of the home office and the addition of 7 offices resulted in an increase of general and administrative and depreciation and amortization expenses in the amount of $1,029,000 (27.2%). The Company has provided general, administrative, accounting and management services to its affiliated companies in Louisiana, Missouri and Illinois. The charges for these services have been reflected in income as reimbursed expenses. The analysis below indicates the operating expenses of the company for the years ended December 31, 1996, 1997 and 1998. Total expenses are reflected and then reduced by the reimbursed expenses that are shown on the income statement as income. The net expenses reflected after this reduction show an increase in expenses in the current year of 7.1% as compared to an increase in expenses in the prior year of 25.2%.


                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                             1998           1997              1996
                                         -----------     ------------      -------

                                                (IN THOUSANDS EXCEPT % DATA)

General and administrative............   $       3,401   $         2,498   $        1,889

Salaries and Wages....................           2,203             1,773            1,365

Interest expense......................           2,085             1,564            1,210

Depreciation and amortization.........             389               263              233
                                         -------------   ---------------   --------------

     Total expense....................           8,078             6,098            4,697

Less reimbursed expenses..............           2,476               868              519
                                         -------------   ---------------   --------------

     Net expenses.....................   $       5,602   $         5,230   $        4,178
                                         =============   ===============   ==============

Increase..............................             7.1%             25.2%

        Total revenue, excluding reimbursed expenses reflects an increase in the current year of 9.7% as compared to an increase of 17.7% in the prior year.

Total revenues (excluding
    reimbursed expenses)..............   $       5,459   $         4,974   $        4,225
                                         =============   ===============   ==============


Increase..............................             9.7%             17.7%

                                    BUSINESS

IN GENERAL

      The Company is a Georgia corporation that was incorporated in 1984 and has been engaged in the consumer finance business since its inception. The business of the Company primarily consists of making and servicing the following two types of loans: GILA Loans, which are consumer loans to individuals in original principal amounts of less than $3,000 that the Company originates under the Georgia Industrial Loan Act ("GILA"); and Non-GILA Loans, which are consumer loans to individuals in excess of $3,000 that are not regulated under GILA. The Company also offers insurance premium loans, which are originated by the Company to finance an individual's purchase of property and casualty insurance, and tax refund loans, which are loans made to individuals in anticipation of their receipt of a federal income tax refund, and services sales finance loans, which are loans the Company purchases from other lenders, primarily retailers, that were made to finance the borrower's purchase of personal property. As of December 31, 1998, GILA Loans and Non-GILA Loans comprised in excess of 99% of the Company's total outstanding loans. As of December 31, 1998, the Company had approximately 18,821 accounts and approximately $8,869,924 in loans outstanding.

      As of December 31, 1998, the resources of the Company were invested primarily in GILA Loans and Non- GILA Loans, which together comprised approximately 31% of the Company's total assets on that date. For the fiscal year ended December 31, 1998, approximately 48% of the Company's revenue (as adjusted to exclude reimbursement income) was derived from interest, fees and related charges earned on these loans. The Company also earned an additional 42% of its revenue in 1998 (as adjusted to exclude reimbursement income) from commissions on insurance sales and automobile club memberships, while 10% of its adjusted revenue in 1998 was derived from interest, fees and related charges earned on insurance premium loans, tax refund loans and sales finance loans. See "Management's Discussion and Analysis of Financial condition and Results of Operations -- Results of Operations."

      The Company finances its activities through several sources, including a $6,500,000 revolving line of credit with FINOVA Capital Corporation, a $1,500,000 revolving line of credit with Community Bank & Trust, Cornelia, Georgia, and sales of its own securities. As of December 31, 1998, the Company had borrowed $6,500,000 and $1,500,000 under its FINOVA and Community Bank and Trust credit lines, respectively. As of February 28, 1999, the Company had outstanding $809,931 in principal amount of senior demand notes (the "Senior Notes"), $12,421,245 in principal amount of subordinated debentures (the "Debentures") and 33,475 shares of Series A preferred stock, par value $0.001 per share (the "Preferred Shares").

REORGANIZATION OF THE COMPANY

      In July 1998, the Holding Company was formed to serve as a holding company for the Company, which operates exclusively in Georgia, and three other companies that are engaged in the consumer finance business in Louisiana, Missouri and Illinois. All of the common stock of each of these subsidiaries, including the Company, is now owned by the Holding Company and all of the common stock of the Holding Company is owned by John B. Stewart, Jr. The purpose of this corporate reorganization is to facilitate the growth of the business operations of all of the subsidiaries by consolidating certain corporate functions at the Holding Company level and enabling the Holding Company to obtain and distribute corporate resources on an enterprise-wide basis.

      As of the date of this Prospectus, the Company operates 22 offices in Georgia and the Louisiana subsidiary, which was incorporated in 1996, operates 16 offices in Louisiana. The other subsidiaries were incorporated in 1998 and, as of the date of this Prospectus, were conducting their operations through 4 offices in Missouri and 1 office in Illinois. The Holding Company, which began operations on February 26, 1999, presently has no operations. Accordingly, management believes that the Company will continue to provide funding resources and accounting services in support of the business operations of the Louisiana, Missouri and Illinois subsidiaries for the foreseeable future. As of December 31, 1998, the Louisiana, Missouri and Illinois subsidiaries owed the Company $4,041,564 for funding obligations and accounting services.

DESCRIPTION OF LOANS AND CERTAIN OTHER ACTIVITIES

      The Company's primary source of revenue is the interest, fees and related charges it receives from making consumer loans to individuals in relatively small amounts and for relatively short periods of time. The Company's lending operations are comprised of GILA Loans and Non-GILA Loans, and to a lesser extent insurance premium loans, tax refund loans and sales finance loans. These loans are offered to the general public through the Company's branch offices by advertisement and direct mail.

      The following table sets forth certain information regarding the Company's loans for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                           YEARS ENDED DECEMBER 31
                                                                           -----------------------

                                                  1998                1997              1996            1995             1994
                                                  ----                ----              ----            ----             ----
Total Number of Loans
   Outstanding..........................            18,821              17,785          14,368           13,818          10,804

Total Amount of Loans Outstanding
   (Gross) (in thousands)...............         $   8,869           $   7,946      $    6,811        $   6,699       $   5,609

Average Balance on Outstanding Loans....         $     471           $     491      $      474        $     485       $     519

Average Amount of Loans Outstanding
Per Branch..............................         $ 400,697           $ 397,300      $  454,080        $ 478,475       $ 420,628

Average Number of Loans Outstanding
Per Branch..............................               896                 890             958              921             772


      GILA LOANS. The Company originates GILA Loans under the Georgia Industrial Loan Act, O.C.G.A. ss.7-3-1, et seq. ("GILA") to individual consumers who use the proceeds of these loans primarily for payment of unusual or unforeseen expenses, discharging accumulations of small debts, or purchasing furniture or appliances. As of December 31, 1998, the aggregate amount of GILA Loans the Company had outstanding was $6,307,227, which represented approximately 71% of the Company's total loans outstanding as of that date. The average maturity of the Company's GILA Loans as of December 31, 1998 was 5.9 months. The Company generally secures GILA Loans by obtaining a security agreement which grants a security interest in specified collateral. However, in connection with most GILA Loans, the Company does not perfect its security interest by filing any financing statements or deeds to secure debt or taking possession of any title certificates. Instead, the Company relies on the borrower's payment of "non-recording" insurance. See "Business -- Non-Recording Insurance."

      GILA Loans are governed by GILA, which provides that loans may not exceed $3,000 in amount and must be repayable on single payment terms not to exceed three calendar months or in substantially equal installments on weekly, bi-weekly, semi-monthly or monthly self-amortizing installments. Installment balloon notes are not permitted under GILA. GILA also prescribes that, with the exception of single payment loans, the initial installment on all loans must be due within 45 days of the loan. The Company does not usually make single payment GILA Loans. GILA further prescribes that the Company's GILA Loans be repayable on terms of 36 months 15 days or less and restricts interest and charges, other than bona fide insurance premiums, to not more than 5% per month. See "Business -- "Non-Recording Insurance" and "Government Regulation."

      The following table sets forth the average annual yield on GILA Loans made by the Company (the percentage of finance charges including late charges, earned to average net outstanding balance) for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------

                                           1998                1997              1996               1995               1994
                                           ----                ----              ----               ----               ----
Average Annual Yield                        34%                 33%               34%                32%                33%


      NON-GILA LOANS. The Company also originates loans to individuals in original principal amounts in excess of $3,000, which loans are used for various purposes but most typically to finance the borrower's purchase of personal property. As of December 31, 1998, the aggregate amount of Non-GILA Loans the Company had outstanding was $2,562,697, which represented approximately 29% of the Company's total loans outstanding as of that date. The average maturity of the Company's Non-GILA Loans as of December 31, 1998 was 22 months. Non-GILA Loans are secured by a security interest in the property that is the subject of the loan and the Company attempts to perfect its security interest by filing financing statements in the case of personal property which does not have a certificate of title, and holding certificates of title on automobiles and other similar property.

      The following table sets forth the average annual yield on Non-GILA Loans made by the Company (the percentage of finance charges including late charges, earned to average net outstanding balance) for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------

                                           1998                1997              1996               1995               1994
                                           ----                ----              ----               ----               ----

Average Annual Yield                        32%                 32%               32%                31%                31%


      OTHER TYPES OF LOANS. The Company provides insurance premium loans to finance the purchase of automobile, property and casualty insurance. The Company provides such financing through Stewart Premium Finance Company ("SPFC"), which is operated as a separate division of the Company and finances insurance premiums exclusively for Ben Stewart Insurance and Realty, Inc., which is wholly owned by John B. Stewart, Jr. The financial results of operations from SPFC are included in the financial statements of the Company. The Company obtains an assignment of insurance policies which it finances so that in the event of a cancellation of the policy as a result of a loan default, or otherwise, the Company receives any rebate of unearned premiums which it can apply against the loan balance. Otherwise, insurance premium loans are unsecured. The Company also provides loans to individuals based on their anticipated federal income tax refund. In connection with tax refund loans, the Company assists the taxpayer with the preparation of his or her return and files such return electronically. Finally, the Company services certain sales finance loans it purchases from other lenders, primarily retailers, which were made to finance the borrower's purchase of personal property. The Company generally attempts to perfect a security interest in the collateral securing such loans when the loans are obtained from the lender. As of December 31, 1998, the aggregate amount of insurance premium loans, tax refund loans and sales finance loans the Company had outstanding was $242,000, which represented less than 1% of the Company's total loans outstanding as of that date.

UNDERWRITING

      Prior to making any loan to a potential borrower, it is the Company's policy to conduct a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the potential borrower. The account is credit scored, and this score is used in making the loan decision. In making Direct Cash Loans and Insurance Premium Loans, the Company places emphasis upon the potential borrower's ability to repay the loan rather than upon the potential resale value of any underlying collateral. In making Sales Finance Loans, however, the Company places more emphasis upon the marketability and value of the underlying collateral than on the potential borrower's ability to repay the loan.

DELINQUENCIES

      Delinquent accounts are classified at the end of each month according to the number of installments past due at that time based on the original or extended terms of the contract. When 75% of an installment has been paid, it is not considered delinquent for the purpose of this classification. When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due, the account is classified as being 90 days or more past due. The Company has an immediate response policy for delinquencies and attempts to collect loans that are one day past due. The Company's loan officers are encouraged to contact the customer each day and to continue collection efforts for 90 days. In certain instances, the Company may renew or modify past due loans; however, if the loan continues in a delinquent status for 90 days, the Company generally attempts to exercise its remedies, including legal action, primarily through pro se actions filed in small claims court. The Company considers renewals of past due loans to be in the ordinary course of business and does not maintain records of the number of past due loans which are renewed.

      The table below shows the amount of certain classifications of delinquencies and the ratio that such delinquencies bear to related outstanding loans for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------

                                            1998           1997              1996             1995         1994
                                            ----           ----              ----             ----         ----
                                                                   (IN THOUSANDS, EXCEPT % DATA)

Loans 60-89 days Past Due.............   $     108      $     223        $     103         $     98     $    117

Percentage of Outstanding Loans.......        2.29%          1.90%            1.50%            1.70%        3.78%

Loans 90 Days or More Past Due........   $   1,082(1)   $   1,336(1)     $     513(1)      $    169     $    241

Percentage of Outstanding Loans.......       12.46%(1)      12.20%(1)         7.50%(1)         3.94%        4.88%



(1) Includes loans that are in bankruptcy or the subject of collection/legal proceedings. Pursuant to new accounting methods used by the Company, these amounts also include a total in 1998 of $430,000, in 1997 of $630,000 and in 1996 of $180,000 for balances of customers who had filed for bankruptcy. Prior to 1996, the balance of a bankrupt customer was charged off to bad debts and removed from loan receivables. In addition, the Company has changed its policy for charge-offs recently. As of December 31, 1996, any past due balance over 180 days was written off. This policy was changed in 1997 to the extent that past due balances were written off only when they were at 270 days. Based on recent experience, the Company now writes off past due balances at 240 days.

LOSS EXPERIENCE

      The following table sets forth net losses (charge-offs less recoveries) for the years ended December 31, 1998, 1997, 1996 and 1995:


                                                                            YEARS ENDED DECEMBER 31,
                                                                            ------------------------

                                                      1998              1997                 1996                1995
                                                  ----------         -----------          ----------          ----------
Charge-offs....................................   $  377,317         $  602,164           $  334,161          $  203,000

Recoveries.....................................      161,000            102,000               94,000              61,000
                                                  ----------         ----------           ----------          ----------

Net Loss.......................................   $  216,317         $  500,164           $  240,161          $  142,000


ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is determined based on the Company's previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks in, as well as the change in the composition of, the Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against future loan losses. The allowance is maintained out of income, except in the case of bulk purchases, in which case it is provided in the allocation of the purchase price.

NON-RECORDING INSURANCE

      The Company's GILA Loans are secured by specific personal property owned by the borrower and listed on a security agreement. However, the Company does not file a security agreement or financing statement with respect to property owned or disclosed by the borrower, and does not attempt to perfect a security interest in the property. Because the risk of collection is generally greater on loans with unperfected security interests, the Company charges the borrower who chooses not to pay the costs associated with, and incur the other detriments of, a secured loan the cost of purchasing "insurance" rather than providing a perfected security interest. The insurance purchased under this arrangement is commonly known as "non-recording" insurance because no financing statement is filed. Despite its characterization as "insurance," the payment made by the borrower is not actually a form of insurance, but is rather a payment for the Company's self-retention risk. The Company's practice is not to waive "non-recording" insurance for unsecured GILA Loans. Georgia regulations governing "non-recording" insurance provide that such insurance can be written on loans with a face amount of greater than $100 in lieu of recording a security instrument with the proper public official or agency of the state. The rates for such "non-recording" insurance must meet standards and requirements of the Georgia Insurance Code and the Company is not allowed to select "non-recording" insurance instead of recording a security instrument if the former choice will cost the borrower more money than the latter choice. The Company's current charges for "non-recording" insurance are $10 if personal property is listed as security and $25 if both personal property and an automobile are listed as security.

OTHER INSURANCE SALES

      Under GILA, a lender is authorized to sell certain types of insurance and to charge and collect from its customers premiums actually paid for insurance obtained for the customer, provided that the insurance is reasonably related to the type and value of the property issued and the amount and term of the loan, and further provided that the insurance is obtained through an insurance company authorized to do business in Georgia. When authorized to do so by its customer, the Company acts as a subagent for Voyager Insurance Company, an un-affiliated insurance company based in Jacksonville, Florida, through which it places life, accident and health, property and automobile insurance in connection with its loans. At minimum, the manager of each of the Company's branch locations is licensed as a subagent of Voyager to sell credit-related insurance. The Company's commissions are determined on the basis of 40% of the premiums collected on insurance other than the so called "non-recording" insurance. See

"Certain Transactions." Under the GILA regulations, the Company is authorized to sell level term life insurance and reducing term life insurance under certain circumstances, which can be written as security on all loans. The insurance coverage is not allowed to exceed the face amount of the loan contract. Different rates are established under the GILA regulations for various types of term life coverage, and the regulations govern the use of proceeds from such insurance and the cancellation thereof. Under GILA, the Company is also authorized to write credit accident and sickness insurance, household goods fire insurance (provided that the face amount of the contract is $200 or more), and automobile insurance against loss or damage caused by fire, theft or collision. When household goods and an automobile are both pledged as security on a loan, and the actual market value of the automobile and the market value of the household goods together are less than the face amount of the loan, insurance can be written for the actual market value of the automobile and the household goods. However, where equity in an automobile which has been or is being financed (with insurance coverage) is pledged as security for a loan, insurance may be written only to cover that period of the life of the loan that is not covered by the existing contract of insurance.

AUTO CLUB MEMBERSHIPS

      The Company is affiliated through common ownership with Preferred Choice Auto Club, Inc. ("Auto Club"), which is owned by John B. Stewart, Jr., the sole shareholder of the Holding Company. The Auto Club provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. The Company offers memberships in the Auto Club through its branch offices as a service to its customers and receives a commission for membership sales.

      The following table sets forth information regarding the Company's commissions on Auto Club activities for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:


                                                                     YEARS ENDED DECEMBER 31,
                                                                     ------------------------

ACTIVITY                                     1998              1997              1996           1995            1994
--------                                     ----              ----              ----           ----            ----
Commissions on Sales of Auto
   Club Memberships...................    $1,110,173         $946,082          $721,396       $637,311        $309,299


SOURCES OF FUNDS

      The Company's primary sources of funds are a $6,500,000 revolving line of credit with FINOVA Capital Corporation, a $1,500,000 revolving line of credit with Community Bank & Trust, Cornelia, Georgia, and sales of its own securities. See "Description of Finova Credit Facility" and "Description of Community Bank and Trust Credit Facility." As of December 31, 1998, the Company had borrowed $6,500,000 and $1,500,000 under the FINOVA and Community Bank & Trust credit lines, respectively. As of February 28, 1999, the Company had issued $809,931 in principal amount of Senior Notes, $12,432,245 in principal amount of Debentures and $3,347,500 in Preferred Shares. See "Description of Senior Demand Notes," "Description of Subordinated Debentures," and "Description of Capital Stock."

      The following table sets forth the Company's average interest rate on borrowings, computed by dividing the aggregate interest paid by the average indebtedness outstanding for the years ended December 31, 1998, 1997, 1996, 1995 and 1994:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------

                                         1998            1997             1996              1995             1994
                                         ----            ----             ----              ----             ----
All Borrowings....................       9.00%           9.95%            9.90%             8.54%            8.21%

GOVERNMENT REGULATION

      The business of the Company is subject to regulation through statutes and through supervision by administrative agencies. The GILA Loans made by the Company are governed by the Georgia Industrial Loan Act, O.C.G.A. ss.7-3-1, et seq. ("GILA"), which governs loans of $3,000 or less and requires that Lenders subject to GILA not lend funds for more than 36 months and 15 days. GILA provides for a maximum rate of interest and specifies permitted additional fees which can be charged for a loan, including loan fees, maintenance fees and late fees. The Company is also authorized to collect the actual and reasonable expense of repossessing, storing, and selling any collateral pledged as security; provided, however, that it does not exceed the amount recoverable under the provision of the law. The Company is authorized to collect delinquency charges equal to 5% of the scheduled payment when a payment is five days or more delinquent. Borrowers can prepay GILA loans without penalty, and the Company must refund unearned interest in an amount which represents at least as great a portion of the total interest charge as the sum of the periodical time balance after the date of prepayment bears to the sum of all periodical time balances under the schedule of payments in the original contract. When a debt is renewed or refinanced, a borrower is entitled to a refund or credit of the unearned portion of the interest charge computed as of the date of the refinancing or renewal. The Company is also authorized to charge a maintenance charge from the borrower of its GILA Loans equal to a monthly maintenance charge of $2 for each month that the loan is maintained. Regulations govern the calculation of the maintenance charges and the refund of unearned maintenance charges. With certain specific exceptions, charges, interest and fees under the Georgia Code cannot exceed the 5% per month (effectively 60% per year) limit established by the criminal usury provisions of the Georgia Code. Under GILA, a lender may also sell certain types of insurance. See "Business--Other Insurance Sales."

      GILA requires that each office in which a small loan business is conducted be licensed by the State of Georgia. The granting of a license depends on a finding of public convenience and advantage for the proposed office, and a finding of the financial responsibility, character and fitness of the applicant. Pursuant to regulations under GILA, the Company is required to demonstrate that it has a minimum net worth of $25,000 to begin business. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the Georgia Industrial Loan Department. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. As of the date of this Prospectus, the Company has never had any of its GILA licenses revoked. A breach of any applicable rules or regulations may result in a fine of up to $l,000 (or $5,000 if the Company knew or should have reasonably known that it was in violation of the applicable rules and regulations) or the Company's being placed on probation by the Commissioner of the Georgia Industrial Loan Department. GILA regulations also prescribe debt collection practices which govern the conduct of the Company's employees and agents in collecting debts.

      Although the Company is not dependent upon patents, copyrights, trade secrets, know-how or other proprietary information in order to continue its operations in Georgia, the Company must continue to maintain its business license and its license as a qualified lender regulated under GILA. Even though the Company has never previously lost a license necessary to its operation, there can be no assurance that the Company will be able to maintain the minimal net worth requirements and other licensing requirements of GILA and of other applicable federal, state and local licensing authorities. The Georgia Insurance Department, which regulates and enforces GILA, periodically conducts audits of the Company and its individual branches. The Company follows its own internal audit procedures in an effort to insure that its operations are conducted in accordance with the rules and regulations of the Georgia Insurance Department and the requirements of GILA. There can be no assurance, however, that these procedures are adequate and that the Company will be able to comply with the requirements of GILA and the applicable insurance regulations; any failure by the Company to so comply may lead to the Company's loss of its GILA license, which, together with the Company's failure to comply with the regulatory requirements of state, federal or local agencies, could have a materially adverse impact on the business, financial condition and results of operations of the Company.

      All of the Company's lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act") and the Fair Credit Reporting Act. On all loans made by the Company, the finance charge, the annual percentage rate, the total of payments and other disclosures required by the Truth-in-Lending Act are disclosed to the borrower.

      A Federal Trade Commission ruling prevents the Company and other consumer lenders from using household goods as collateral on GILA Loans. The Company believes the inability to use household goods as collateral has not had any adverse impact on the quality of the Company's receivables, since the primary credit consideration in making GILA Loans is the customer's ability to repay the loan, and not the collateral available in the event of default. The Company secures its Non-GILA Loans with nonhousehold collateral such as automobiles, boats and other items which are exempt under Federal Trade Commission rulings.

      GILA permits the Company to charge and collect from its customers premiums actually paid by the Company for insurance obtained for the customer, provided, however, that the insurance is reasonably related to the type and value of the property covered and the amount and term of the loan, and further provided that the insurance is obtained through an insurance company authorized to do business in Georgia and through a regular insurance agent licensed by the Insurance Commissioner of the State of Georgia (the "Georgia Insurance Commissioner"). Other aspects of the Company's insurance placement business are governed by GILA regulations, but such regulations permit the insurance company to pay the Company a reasonable fee or commission not exceeding limits established by the Georgia Insurance Commissioner. Under these regulations, the Company is required to make quarterly reports of loans which report the amount of insurance coverage, amount of loans, total premiums charged, refunds, net premiums charged, claims information and the name of the insuring company. The Company places its insurance business in Georgia with Voyager Insurance Company, which holds subagent licenses for employees of the Company. Subagent licenses permit the Company's licensed employees to offer only the credit related insurance described herein through Voyager Insurance Company. As subagents, the Company's employees in Georgia and their activities are subject to the statutory limitations and proscriptions, licensing requirements and regulations of the Georgia Insurance Department.

      The Company is also licensed as an insurance premium finance company in Georgia under the Georgia Insurance Premium Finance Company Act. Pursuant to the Insurance Premium Finance Act, the Company is required to maintain a minimum balance of at least $5,000 (or such higher amount required by the Georgia Insurance Commissioner) in its capital account as shown on its annual report to the Commissioner and a $25,000 bond. The transaction of the Company's premium finance business is subject to the statutory limitations, proscriptions, licensing requirements and the supervision and regulation of the Georgia Insurance Department.

COMPETITION

      The Company competes with national and regional finance companies, local finance companies in the communities which it serves and, to a lesser extent, with commercial banks. The Company believes that customer service is the primary factor that differentiates finance companies, since most competing finance companies, including the Company, charge the same rate of interest and fees as permitted by the applicable state regulatory-authorities. The Company believes it has been able to compete effectively with other lenders in its market area through superior customer service. Many of the Company's competitors, however, have substantially greater resources and larger branch networks than the Company and are able to offer a broader range of products and services.

LEGAL PROCEEDINGS

      There are no pending legal proceedings to which the Company is a party or to which the property of the Company is subject which management believes would have a material effect upon the operations or financial condition of the Company. No information has been received with respect to any claim that might constitute a basis for any such material litigation.

EMPLOYEES

      As of February 28, 1999, the Company employed 143 full-time persons, including 22 in managerial functions, 14 in corporate headquarters functions and 107 in branch operations. The employees of the Company include three executive officers, one senior supervisor, six supervisors, a corporate headquarters manager, the corporate headquarters administrative staff, along with office managers, assistant managers and cashiers at each branch location.


FACILITIES

      The Company's corporate headquarters are located in four office buildings in Union Point, Georgia, which are owned by the Company and contain approximately 50,000 aggregate square feet of capacity. The Company leases office space for all of the other branches. The Company believes that its facilities are adequate for its current operations.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

      The following individuals are the directors, executive officers and other key personnel of the Company:

      Name                           Age        Title
      ----                           ---        -----
      John B. Stewart, Jr.           49         Director, President and Treasurer
      Jeffery L. Smith               44         Vice President
      Janice M. Wallace              34         Secretary
      Frederick Boutwell             34         Director of Operations

      John B. Stewart, Jr. Mr. Stewart is the founder of the Company and has been the Company's President, Treasurer and a director since the Company's inception in 1984. Mr. Stewart is also the sole shareholder of the Holding Company. In addition to his duties with the Company, Mr. Stewart is currently serving a fourth term as the Mayor of the City of Union Point, Georgia. Mr. Stewart received his bachelor's degree in Finance from the University of Georgia.

      Jeffery L. Smith. Mr. Smith has served as the Vice President of Stewart Finance Company since April 1993. As Vice President, Mr. Smith is responsible for general operations of the Company's business, with particular emphasis on the Union Point corporate headquarters office. Mr. Smith is responsible for general supervision of the Company's programs. Prior to being employed by the Company, Mr. Smith was, from 1977 to 1993, employed by the Central and Southern Bank of Greensboro where he served as a Senior Vice President from 1988 to 1993. Mr. Smith received his Bachelor of Business Administration in accounting from the University of Georgia in 1977.

      Janice M. Wallace. Ms. Wallace has served as the Secretary of Stewart Finance Company since 1992 and has been employed by the Company since 1988. Ms. Wallace graduated from Greene-Taliaferro High School.

      Frederick Boutwell. Mr. Boutwell has served as the Director of Operations for Stewart Finance Company since June 1996. Mr. Boutwell is responsible for the overall office operations of the Company. Prior to being employed by Stewart Finance Company, Mr. Boutwell was, from 1991 to 1996, employed by The Money Tree as a regional supervisor. Mr. Boutwell graduated from Central of Thomas County High School.

EXECUTIVE COMPENSATION

      The following table sets forth the aggregate compensation for services rendered to the Company in all capacities paid or accrued for the fiscal years ended December 31, 1998, 1997 and 1996. No executive officer of the Company received aggregate cash and cash equivalent forms of compensation in excess of $100,000.


                                                                   ANNUAL COMPENSATION
                                                                   -------------------
                                                                                                            ALL OTHER
NAME                                CAPACITY          SALARY              YEAR            BONUS           COMPENSATION
----                                --------          ------              ----            -----           ------------
John B. Stewart, Jr.          President, Director     $60,000             1998             N/A            $  27,000 (1)
                                                      $60,000             1997             N/A               27,000
                                                      $60,000             1996             N/A               27,000


-----------------

(1) The Company pays Mr. Stewart's regular monthly country club dues totalling approximately $4,000 per year and provides Mr. Stewart with the use of an automobile valued at approximately $23,000 per year.

PROFIT SHARING 401(K) PLAN

      The Company has established a Profit Sharing 401(k) Plan (the "401(k) Plan"), which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code ("Code"), pursuant to which all employees of the Company may elect to have the Company make certain salary reduction contributions on their behalf. Subject to certain annual limitations imposed by the Code (10,000 per participant in 1999), an employee may elect to contribute up to 15% of his or her total compensation to the plan on a pre-tax basis. Each participant in the 401(k) Plan is fully vested in his or her salary reduction contributions account. In addition, at the end of each "plan year", the Company may make a discretionary matching contribution with respect to the first 4% of each participant's salary reduction contribution for the relevant plan year in an amount that is equal to a specified percentage of the participant's contributions as determined by the Board of Directors. Each participant becomes vested ratably in the Company's contributions on behalf of the participant at the rate of 20% after two years of service with the Company and an additional 20% for each year of service thereafter, becoming fully vested after six years of service.

                             PRINCIPAL SHAREHOLDERS

      The following table presents certain information regarding the beneficial ownership of all shares of common stock of the Company as of December 31, 1998 by (i) each person who owns beneficially more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) each named executive officer and (iv) all directors and officers as a group:


                                                                                      SHARES BENEFICIALLY OWNED
                                                                                      -------------------------

NAME OF BENEFICIAL OWNER (1)                                                        NUMBER                 PERCENT
----------------------------                                                        ------                 -------
John B. Stewart, Jr. (Director, Executive Officer)........................          10,000                  100%

All directors and officers as a group.....................................          10,000                  100%

------------------------

(1) The business address of Mr. Stewart is the same as the address of the Company's principal executive offices.

(2) In February 1999, the Company was reorganized. Mr. Stewart exchanged all of the outstanding common stock of the Company for 10,000 shares of common stock of the Holding Company, and the Company became a wholly owned subsidiary of the Holding Company. As the sole shareholder of the Holding Company, which is the sole shareholder of the Company, Mr. Stewart remains the beneficial owner of 100% of the outstanding shares of common stock of the Company.

                              CERTAIN TRANSACTIONS

      As of December 31, 1998, the Company had the following loan transactions with parties that are related to the Company. For additional information regarding such transactions, see the Company's financial statements, which appear elsewhere in this Prospectus:

      - During 1996 and 1997, the Company acquired a portfolio of marketable securities at the direction of John B. Stewart, Jr. At the request of the Company's lenders, the portfolio was transferred from the Company into Mr. Stewart's individual name. The Company accounted for this transfer as an advance to Mr. Stewart in the amount of $1,363,087, which was the market value of the securities in the portfolio when they were transferred to Mr. Stewart. The advance is unsecured, non-interest bearing, has no stated maturity and is not represented by a written instrument.

      - The Company has a loan outstanding in the aggregate principal amount of $150,739.16 that was made on June 26, 1996 to Richard Stewart, who is the brother of John B. Stewart, Jr. The loan is amortized in equal monthly installments of principal and interest over its term, which matures on July 10, 2000. The loan bears interest at an annual percentage rate of 33.38% and is secured by a security interest in certain automobiles, furniture, fixtures and equipment owned by Richard Stewart. The terms of the loan are similar to the terms of like loans made by the Company to unrelated customers at the time.

      - As of December 31, 1998, the Company had issued to John B. Stewart, Jr., or entities controlled by him, three Senior Notes in the aggregate principal amount of $129,676. These notes are payable on demand and were issued on December 11, 1989, December 15, 1989 and July 18, 1995, respectively. The notes bear interest at the rate of 6.5%, 9.0% and 7.0% per annum, respectively.

      The Company is subject to various conflicts of interest in its relationship with Mr. Stewart and his other business enterprises. Because Mr. Stewart is the sole shareholder, sole director and President of the Holding Company, these conflicts may not be resolved through arm's-length negotiations. In addition to the Related Party Loans, the following relationships between the Company and related parties may involve actual or potential conflicts of interest:


      - The Company provides funding and accounting services for Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc., each of which is a wholly owned subsidiary of the Holding Company. As of December 31, 1998, the Company was owed $4,041,564 for these services. The Company earns no return on funds advanced to the subsidiaries.

      - Voyager Insurance Company has a risk sharing agreement with Stewart Insurance, Ltd., an insurance company owned entirely by Mr. Stewart and domiciled in the Turks and Caicos Islands. Under this agreement, Stewart Insurance, Ltd. bears a portion of the risk of loss associated with insurance placed by the Company with Voyager Insurance Company, Inc. on a retrospective plan under which Stewart Insurance, Ltd. receives as profit a portion of the insurance commissions paid to Voyager Insurance Company determined on the basis of its loss experience. The Company has no interest in the earnings, profits or losses of Stewart Insurance, Ltd. In 1998, Stewart Insurance, Ltd. earned $160,188 in net income from its arrangement with Voyager Insurance Company, Inc.

      - John B. Stewart, Jr. is the sole shareholder of Preferred Choice Auto Club, Inc. (the "Auto Club"), which provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. The Company offers memberships in the Auto Club as a service to its customers and receives a commission for membership sales. In 1998, the Company earned $1,110,173 in commissions on sales of memberships in the Auto Club.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      The Company's authorized capital stock consists of (i) 1,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Prospectus, the Company has 10,000 shares of common stock outstanding and 33,475 shares of preferred stock outstanding. The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and Georgia law. Reference is made to such exhibit and Georgia law for a detailed description of the provisions thereof summarized below.

COMMON STOCK

      As of the date of this Prospectus, there are 10,000 shares of the Company's common stock issued and outstanding, all of which are owned by the Holding Company. Holders of common stock have one vote per share on all matters submitted to a vote of the shareholders of the Company, including with respect to the election of directors. The Company's common stock is not traded in an established public trading market.

      Subject to the preferences that may be applicable to outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

      The Company's Articles of Incorporation authorize its Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to establish such designations and relative voting, dividend, liquidation, conversion, redemption, liquidation and other rights, preferences and limitations as the Board of Directors may determine without any further approval of the shareholders of the Company. As of the date of this Prospectus, the Company's Articles of Incorporation authorize the issuance of 50,000 shares of Series A Preferred Stock, par value $0.001 per share (the "Preferred Shares"). The following summary sets forth the material terms and provisions of the Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Company's Articles of Incorporation.

SERIES A PREFERRED STOCK

      Ranking. Any proceeds to which the holders of Preferred Shares are entitled upon the liquidation dissolution and winding-up of the Company are distributed to holders of Preferred Shares pro rata, based on the original issue price of such shares, prior to any distributions to the holders of shares of common stock.

      Dividends and Distributions. Holders of Preferred Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor prior to and in preference over any dividends paid to the holders of shares of common stock. The dividend rate on the Preferred Shares is 11% per annum based on the original issue price of such shares. Dividends on the Preferred Shares are payable monthly and are cumulative.

      Voting.  Holders of Preferred Shares have no voting rights.

      Conversion. The Preferred Shares are not convertible into any other security of the Company.

      Liquidation. In the event of a liquidation, dissolution or winding up of the Company, holders of Preferred Shares are entitled to receive a liquidation preference equal to $100 per share (subject to an appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus an amount equal to all declared and unpaid dividends thereon, prior to the making of any payments to the holders of shares of common stock. If upon liquidation, dissolution or winding up of the Company, the liquidation preferences with respect to the Preferred Shares are not paid in full, the holders of the Preferred Shares will share ratably in any distribution of the assets of the Company in proportion to the preferential amounts to which they are entitled.

      Redemption by the Company. The Company, to the extent that it may lawfully do so, is contractually obligated to redeem all outstanding Preferred Shares on the fourth anniversary of the issuance of such shares, and additionally, will have the right to redeem any Preferred Shares at any time and from time to time prior to such fourth anniversary without penalty or premium, by giving notice to the holder of such shares appearing on the books of the Company, with such notice specifying the terms (including the location, price and date) of such redemption.

      Transfer. The Preferred Shares may not be transferred without the consent of the Company, except pursuant to (i) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or
(ii) a pledge as security for a bona fide indebtedness of the holder.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

GENERAL

      The subordinated debentures of the Company (the "Debentures") are issued in registered form without coupons. The Debentures are issued in series, although each series of Debentures differs from any other series only as to the interest rate and maturity of the Debentures in that series. The Company may change the interest rate and/or the maturity of any series of Debentures that it offers, but no such change affects the terms of any Debenture of any series issued prior to the date of change. The Debentures are direct obligations of the Company, but are not secured. Principal and interest is payable at the executive offices of the Company in Union Point, Georgia. The Debentures are sold only to residents of the State of Georgia and are governed by Georgia law.

      The form of Debenture utilized by the Company prior to April 1, 1998 (the "Original Form of Debenture") differs as to some of its terms and conditions from the form of Debenture presently utilized by the Company (the "Current Form of Debenture"). Both forms of Debentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part. You are referred to such exhibits for a detailed description of the provisions of the Debentures, the material terms of which, as well as the material differences between the Original Form of Debenture and the Current Form of Debenture, are summarized below.

INTEREST

      An annual rate of interest for each Debenture is set by the Company as of the date the Debenture is issued and such interest rate remains fixed through the maturity date of the Debenture. Under the Original Form of Debenture, the interest rate on a Debenture may be changed by the Company in the event the maturity of the Debenture is extended, as described below. Interest on the principal balance of a Debenture is calculated on a simple interest basis and is payable monthly.

MATURITY

      The Debentures are issued and dated as of the date purchased. The maturity of the Debentures is fixed as of the date of issue and ranges between three, six, twelve, eighteen, twenty-four and forty-eight months. The maturity of the Current Form of Debenture cannot be extended. The maturity of the Original Form of Debenture is automatically extended from the original maturity date for a period equal to the original term of such Debenture unless the holder submits the Debenture for redemption within 15 days after its maturity or the Company tenders the amount due the holder within 15 days after maturity. In the event the maturity of a Debenture is extended, all other provisions of the Debenture remain unchanged with the exception of the interest rate, which may be changed by the Company at its discretion. If the Company elects not to tender payment and extend the maturity of the Debenture, it notifies the holder of such Debenture of its intention to extend the maturity of the Debenture at least 30 days prior to the maturity date, thereby giving such holder the opportunity to request redemption.

SUBORDINATION

      The payment of the principal amount of the Debentures, as well as any accrued but unpaid interest thereon, is subordinate in right of payment to all Senior Indebtedness of the Company. The term "Senior Indebtedness" means all indebtedness of the Company outstanding at any time except indebtedness of the Company that by its terms is not senior in right of payment to the Debentures, all of which are pari passu.

      The indebtedness evidenced by the Debentures, in case the Debentures are declared due and payable before their expressed maturity because of the occurrence of a default under the Debentures, is entitled to payment only after all principal and interest on such Senior Indebtedness has been paid in full. Likewise, in the event of any insolvency or bankruptcy proceedings, or of any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, the holders of Senior Indebtedness are entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the holders of the Debentures are entitled to receive any payments.


      The amount of the Company's Senior Indebtedness outstanding at December 31, 1998 was $8,809,931.

REDEMPTION BY COMPANY PRIOR TO MATURITY

      The Company may redeem the Debentures at any time prior to maturity for a redemption price equal to principal amount of such Debenture plus all accrued but unpaid interest thereon as of the date of redemption. If the Company elects to redeem Debentures held by holders of the Original Form of Debenture, it must notify such Debenture holders of its intention to redeem their Debentures not less than 30 nor more than 60 days prior to the date fixed for redemption. If the Company elects to redeem Debentures held by holders of the Current Form of Debenture, it must notify such Debenture holders of its intention to redeem their Debentures within a reasonable period of time prior to the date fixed for redemption.

REDEMPTION AT REQUEST OF HOLDER PRIOR TO MATURITY

      Although not a written term of any Debenture, the Company has maintained a policy of redeeming any Debenture at the request of the holder thereof for a redemption price equal to the principal amount of such Debenture plus any unpaid interest thereon to the date of redemption. The Company presently intends to continue this informal policy, but has no obligation to do so. The Company may terminate this policy at any time.

ABSENCE OF RESTRICTIONS UPON THE COMPANY

      There are no restrictions against the issuance of additional securities or the incurring of additional debt.

ABSENCE OF TRUSTEE

      There is no trustee for the Debentures. The owners of the Debentures must therefore individually or collectively protect their own interests in the event of a default in the obligations of the Company respecting the Debentures. Georgia law generally provides that in the absence of an agreement to the contrary, the holder of a promissory note has the right to receive payments on the note as they become due and, upon default, to demand payment.

EVENTS OF DEFAULT

      Any of the following events constitute an "Event of Default" under a Debenture issued under the Original Form of Debenture: (a) failure to repay the principal amount of any Debenture when it becomes due; (b) failure to pay interest upon any Debenture when it becomes due and the default continues for 30 days; (c) failure, after notice from the holders of at least 25% in principal amount of the Debentures, to observe or perform within 60 days any of the covenants contained in the Debentures; or (d) the filing by or against the Company of a bankruptcy or insolvency proceeding that remains unstayed and in effect for a period of 60 days. The following events constitute an "Event of Default" under a Debenture issued under the Current Form of Debenture: (a) the failure of the Company to pay principal or interest on any Debenture when it becomes due; or (b) the Company (i) applying for or consenting to the appointment of, or a taking of possession by, a receiver, custodian, trustee or liquidator for the Company or any of its property, (ii) becoming generally unable to pay its debts as they become due, (iii) becoming insolvent or making a general assignment for the benefit of its creditors, or (iv) filing or being served with any petition for relief under the federal Bankruptcy Code or any similar federal or state statute.

RIGHTS ON DEFAULT

      With respect to Debentures issued under the Original Form of Debenture, the holders of Debentures representing at least 25% of the aggregate principal amount of all such Debentures may declare the aggregate principal amount of all such debentures, together with any accrued interest thereon, immediately due and payable upon the happening of any of the Events of Default under such Debentures; provided, however, that the holders of Debentures representing a majority of the aggregate principal amount of all such Debentures may waive any Event of Default. Notwithstanding such rights, any holder of such a Debenture may enforce his or her right to payment of the principal amount of, and any accrued but unpaid interest on, his or her Debenture when due. With respect to Debentures issued under the Current Form of Debenture, any holder of a Debenture may declare the principal amount of, and any accrued but unpaid interest on, his or her Debentures immediately due and payable upon the happening of any of the Events of Default under such Debentures.

TRANSFER

      Debentures issued under the Current Form of Debenture are not transferable except pursuant to (a) a bona fide gift or other transfer to or for the benefit of the spouse or direct lineal descendants of the holder, or (b) a pledge as security for a bona fide indebtedness of the holder. Debentures issued under the Original Form of Debenture are transferable only at the principal executive office of the Company by the registered owner of such Debenture for a like principal amount to a transferee who is a resident of Georgia.

                       DESCRIPTION OF SENIOR DEMAND NOTES

GENERAL

      The senior demand notes of the Company (the "Senior Notes") are sold for any amount not less than $1, dated the date of purchase, and are non-negotiable. The form of Senior Notes issued on or prior to February 19, 1998 paid a fixed rate of interest, while Senior Notes issued after February 19, 1998 (the "Current Form Senior Notes") pay interest at a variable rate. The Senior Notes are sold only to residents of the State of Georgia.

INTEREST

      The interest rate payable on the Current Form Senior Notes is a variable rate, calculated on a simple interest basis. The rate of interest on any Current Form Senior Note is equal to the rate announced from time to time in the Tuesday edition of the Wall Street Journal as the "Prime Rate." For purposes of computing interest on the Current Form Senior Notes, the interest rate initially established is the Prime Rate on the Tuesday next preceding the date of the Current Form Senior Note and such rate changes each week with respect to any outstanding principal balance of the Current Form Senior Note effective on the Tuesday announcement of a Prime Rate. When an interest rate is established, it becomes effective for all Current Form Senior Notes, whether existing or newly issued. The interest rate being paid at any time on the Current Form Senior Notes may be obtained from the Company's executive office in Union Point, Georgia. The interest rate payable on Senior Notes issued prior to February 20, 1998 is fixed by the Company as of the date such Senior Notes are issued. Senior Notes purchased with cash begin to accrue interest as of the date of purchase. Senior Notes purchased by check begin to accrue interest as of the first business day after the date of purchase. Interest on the outstanding principal balance of the Senior Notes is payable monthly.

REDEMPTION OF THE SENIOR NOTES

      Senior Notes are redeemable on demand by the holder thereof for the outstanding balance of the Senior Note plus any accrued but unpaid interest at the time of redemption. All redemptions must be made either in person or by mail at the Company's executive office. The Company can call the Senior Notes individually or as a whole for redemption at any time at a price equal to the principal amount of such Senior Note plus any accrued but unpaid interest thereon at the time of redemption.

ABSENCE OF TRUSTEE

      There is no trustee for the Senior Notes. The owners of the Senior Notes must therefore individually or collectively protect their own interests in the event of a default in the obligations of the Company respecting the Senior Notes. Georgia law generally provides that in the absence of an agreement to the contrary, the holder of a promissory note has the right to receive payments on the note as they become due and, upon default, to demand payment.

PRIORITY

      The Senior Notes are pari passu with all other unsubordinated unsecured obligations of the Company, but are junior to the Company's obligations under the FINOVA and Community Bank and Trust credit facilities. The Company may at any time borrow money from a lending institution on a secured basis which would be prior to the Senior Notes to the extent of the security interest in the assets pledged.

TRANSFER

      Senior Notes are transferable only at the principal office of the Company by the registered owner thereof for a like principal amount to a transferee who is a resident of Georgia

                      DESCRIPTION OF FINOVA CREDIT FACILITY

      On December 21, 1994, the Company entered into a $6.5 million revolving credit facility (the "Credit Facility") with FINOVA Capital Corporation ("FINOVA"). Since then, the Credit facility has been amended and restated several times, most recently on January 29, 1999 to add the Holding Company and each of the Louisiana, Missouri and Illinois subsidiaries as parties (together with the Company collectively referred to herein as the "Borrowers"). The following summary description of the Credit Facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

SECURITY

      Indebtedness of the Company under the Credit Facility is secured by a first priority security interest in substantially all of the personal property (including, but not limited to, accounts receivable, chattel paper, instruments, contract rights, general intangibles and proceeds therefrom) of the Borrowers, whether now owned or hereafter acquired. Additionally, all of the obligations of the Company under the Credit Facility are personally guaranteed by John B. Stewart, Jr., the sole shareholder of the Holding Company

INTEREST

      Indebtedness under the Credit Facility bears interest at a floating rate equal to the "prime" rate publicly announced by Citibank, N.A., New York, New York (subject to certain conditions) plus 3.0% per annum. The Company to pay interest on a monthly basis under the terms of the Credit Facility.

BORROWING BASE AND ELIGIBLE RECEIVABLES

      Advances under the Credit Facility are limited to 65% of Eligible Receivables (as defined in the Credit Facility), including loans, extensions of credit, and rights to payment of Borrower. In order to qualify as an Eligible Receivable, a loan must satisfy, among other conditions, certain maximum amount limitations ($5,000), term limitation (24 months), and delinquency limitations (90 days).

MATURITY

      Advances made under the Credit Facility may be borrowed, repaid and reborrowed from time to time until January 31, 2002, subject to the satisfaction of certain conditions on the date of any such borrowing.

CONDITIONS TO EXTENSIONS OF CREDIT

      The obligation of FINOVA to make advances under the Credit Facility are subject to the satisfaction of certain customary conditions, including, but not limited to, the absence of a default or event of default under the Credit Facility and all representations and warranties under the Credit Facility being true and correct in all material respects and the absence of a material adverse change.

COVENANTS

      The Credit Facility contains customary negative covenants of the Company, including, without limitation, restrictions on (i) the incurrence of debt, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) distributions, (v) repurchase or redemption of securities, (v) and amendments of the Company's articles of incorporation and bylaws. The Credit Facility also contains various financial covenants, including requirements to maintain certain minimum levels of net worth and net income and a maximum limitation on the Company's leverage ratio. This rescission offering, to the extent that it is accepted, is technically a breach of the covenant against redemptions of the Company's securities. Although the Company has discussed its intent to undertake this rescission offer with FINOVA and received their verbal approval, there can be no assurance that FINOVA will not seek to assert this breach of covenant as an event of default in the future. Accordingly, in planning for the funding of the rescission offering, the Company has assumed full repayment of the Credit Facility.
See "The Rescission Offer -- "Funding the Rescission Offer."

EVENTS OF DEFAULT

      The Credit Facility contains certain customary events of default, including, without limitation, (i) the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances, (ii) non-fulfillment of the covenants described above, (iii) any impairment of the validity, enforceability or priority of FINOVA's security interest, (iv) certain events of bankruptcy or insolvency, and (v) material judgments. If any event of default occurs, FINOVA will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

             DESCRIPTION OF COMMUNITY BANK AND TRUST CREDIT FACILITY

      On April 29, 1998, the Company entered into a $1.5 million revolving credit facility (the "Community Credit Facility") with Community Bank & Trust, Cornelia, Georgia ("Community Bank & Trust"). The following summary description of the Community Credit Facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

SECURITY

      Indebtedness of the Company under the Community Credit Facility is secured by a pledge of 100% of the outstanding common stock of the Company and a $1,500,000 insurance policy on the life of John B. Stewart, Jr. Additionally, all of the obligations of the Company under the Community Credit Facility are personally guaranteed by John B. Stewart, Jr.

INTEREST

      Indebtedness under the Community Credit Facility bears interest at a floating rate equal to the "prime" rate published daily in the Wall Street Journal plus 2.0% per annum. Although the Community Credit Facility requires the Company to pay the accrued interest only upon maturity of the Community Credit Facility, the Company consistently has paid such interest monthly.

BORROWING BASE

      Advances under the Community Credit Facility are made at the request of the Company upon approval of Community Bank & Trust.

MATURITY

      All advances made pursuant to the Community Credit Facility mature on April 29, 1999. The Company has no reason to believe that the Community Credit Facility will not be renewed upon its maturity, but it cannot ensure you that such facility will be renewed on terms that it deems acceptable. If the Community Credit Facility is not renewed, the Company cannot ensure you that it will be able to obtain additional financing on terms its finds acceptable.

CONDITIONS TO EXTENSIONS OF CREDIT

      The obligation of Community Bank & Trust to make advances under the Community Credit Facility are subject to the satisfaction of certain customary conditions, including, but not limited to, the absence of a default or event of default under the Community Credit Facility and all representations and warranties under the Community Credit Facility being true and correct in all material respects and the absence of a material adverse change.

EVENTS OF DEFAULT

      The Community Credit Facility contains certain customary events of default, including, without limitation, (i) the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances, (ii) non-fulfillment of the covenants described above, (iii) any impairment of the validity, enforceability or priority of Community Bank & Trust's security interest, (iv) certain events of bankruptcy or insolvency, and
(v) material judgments. If any event of default occurs, Community Bank & Trust will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Community Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full. Community Bank & Trust also will be entitled to reasonable attorneys' fees and costs incurred in enforcing such rights.

                                  LEGAL MATTERS

      Certain legal matters in connection with the Rescission Offer will be passed upon for the Company by Holland & Knight LLP, Atlanta, Georgia.

                                     EXPERTS

      The Financial Statements of the Company as of December 31, 1998, and for each of the two years in the period ended December 31, 1998, appearing in this Prospectus and in the Registration Statement, have been audited by Pechter & Associates, P.C., independent certified public accountants, as stated in their report appearing elsewhere herein, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Rescission Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Rescission Securities, reference is made to the Registration Statement and to the exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024. Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereto may be obtained from such office upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

      The Company intends to furnish its shareholders with annual reports containing audited financial statements examined by its independent auditors and quarterly reports for the first three quarters of each year containing interim unaudited financial information.

                             STEWART FINANCE COMPANY

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----
Report of Independent Certified Public Accountants............................................................ F-1

Balance Sheet as of December 31, 1998 ........................................................................ F-2

Statements of Operations for the years ended December 31, 1997 and 1998...................................................................................................... F-4

Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998............................. F-5

Statements of Cash Flows for the years ended December 31, 1997 and 1998....................................... F-6

Notes to Financial Statements................................................................................. F-8

                                                     PECHTER & ASSOCIATES, P.C.
                                                   CERTIFIED PUBLIC ACCOUNTANTS
                                                 200 Galleria Parkway, Suite 880
                                                     Atlanta, Georgia 30339

                                      (770) 850-8808          Fax (770) 850-8901

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholder
Stewart Finance Company, Inc.
Union Point, Georgia

We have audited the accompanying balance sheets of Stewart Finance Company, Inc. as of December 31, 1998 and 1997, and the related statements of income and accumulated deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stewart Finance Company, Inc. as of December 31, 1998 and 1997, and the results of operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Pechter & Associates, P.C.
-----------------------------------

March 8, 1999

        A member of ACF International with affiliated offices worldwide

                             STEWART FINANCE COMPANY
                                  BALANCE SHEET

                           DECEMBER 31, 1998 AND 1997

                        See Independent Auditor's Report

ASSETS


                                                  1998               1997
                                              ------------       ------------
CURRENT ASSETS

 Cash                                         $  3,595,486       $  2,334,476
 Certificates of deposit                         1,195,967            535,000
 Marketable securities, valued at market           446,073          1,473,312
 Investment in related companies                 4,118,896          1,752,120
 Finance receivables, net                        8,278,921          7,787,274
 Prepaid expenses                                   91,050             75,391
 Loans to related parties                        1,363,087            824,669
 Note receivable                                    46,800             46,800
 Due from affiliated companies                   2,994,577          2,422,850
 Refundable income taxes                           142,818                 --
 Other current assets                              150,739            164,961
                                              ------------       ------------
 TOTAL CURRENT ASSETS                           22,424,414         17,416,853
                                              ------------       ------------

PROPERTY AND EQUIPMENT

 Buildings                                         378,100            378,100
 Furniture, fixtures and equipment               2,005,421          1,545,932
 Leasehold improvements                            809,700            782,401
 Vehicles                                          470,323            282,138
 Construction in process                           308,928            216,527
                                              ------------       ------------
                                                 3,972,472          3,205,098
 Accumulated depreciation                       (1,023,858)          (694,651)
                                              ------------       ------------
                                                 2,948,614          2,510,447
                                              ------------       ------------
OTHER ASSETS
 Goodwill, net of accumulated
   amortization                                    257,737            218,283
 Organization expenses, net of
   accumulated amortization                      1,061,663            198,000
 Deposits                                           21,374                500
 Repossessed assets                                     54                 --
                                              ------------       ------------
                                                 1,340,828            416,783
                                              ------------       ------------
                                              $ 26,713,856       $ 20,344,083
                                              ============       ============

See notes to financial statements

                             STEWART FINANCE COMPANY
                                  BALANCE SHEET
                           DECEMBER 31, 1998 AND 1997
                        See Independent Auditor's Report

LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                           1998                1997
CURRENT LIABILITIES
 Accounts payable                                                      $    226,284       $   175,646
 Accrued expenses                                                           717,602           460,267
 Credit line payable                                                      1,500,000           800,000
 Current portion of long-term debt                                            3,113            40,175
 Subordinated debentures                                                 11,863,630        10,877,835
 Senior demand notes                                                        576,125           445,750
 Margin loan on marketable securities                                       241,863           675,515
 Due to affiliated company                                                  478,333           184,098
 Note payable, related party                                                  7,501             7,501
                                                                        -----------       -----------
 TOTAL CURRENT LIABILITIES                                               15,614,451        13,666,787
                                                                        -----------       -----------

LONG-TERM DEBT
 Note payable, funding company                                            6,500,000         5,425,000
 Notes payable                                                              753,113           790,175
                                                                        -----------       -----------
                                                                          7,253,113         6,215,175

 Current portion                                                             (3,113)          (40,175)
                                                                        -----------       -----------
                                                                          7,250,000         6,175,000
                                                                        -----------       -----------

STOCKHOLDER'S EQUITY
 Common stock, no par value, 1,000,000
  shares authorized, 10,000 shares
  issued and outstanding                                                     10,000            10,000
 Preferred stock, $.001 par value, 10,000,000
  shares authorized, 33,475 shares
  issued and outstanding                                                         33                --
 Additional paid-in capital                                               4,323,782           976,315
 Accumulated deficit                                                       (484,410)        (484,019)
                                                                        -----------       -----------
                                                                          3,849,405           502,296
                                                                        -----------       -----------

                                                                        $26,713,856       $20,344,083
                                                                        ===========       ===========

See notes to financial statements

                            STEWART FINANCE COMPANY
                              STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997
                        See Independent Auditor's Report

                                                          1998              1997
                                                       -----------       -----------
REVENUES
 Interest and fee income                               $ 2,038,401       $ 1,804,126
 Auto club and other operating revenue                   1,072,879         1,055,136
 Insurance premiums                                      1,201,067           973,119
 Reimbursement income                                    2,476,089           867,699
 Recovery of delinquent accounts, net of bad debt           91,953           575,549
 Maintenance and delinquent charges                        571,225           484,539
                                                       -----------       -----------
                                                         7,451,614         5,760,168
                                                       -----------       -----------

OPERATING EXPENSES

 General and administrative                              3,400,972         2,497,653
 Salaries and wages                                      2,202,801         1,772,774
 Interest expense                                        2,085,492         1,564,030
 Depreciation and amortization                             389,394           263,085
                                                       -----------       -----------

                                                         8,078,659         6,097,542
                                                       -----------       -----------
 Operating loss                                           (627,045)         (337,374)
                                                       -----------       -----------

NONOPERATING INCOME

 Income from change in accounting estimates                     --           169,846
 Realized gains on marketable securities                   231,116            68,890
 Dividend income                                             3,771             2,267
 Unrealized gains on marketable securities                 248,949          (151,512)
 (Loss) on sale of property and equipment                       --            (8,969)
                                                       -----------       -----------
                                                           483,836            80,522
                                                       -----------       -----------
 Net (loss) before provision for income taxes             (143,209)         (256,852)

PROVISION FOR INCOME TAXES

 Benefit from net operating loss carryforward              142,818                --
                                                       -----------       -----------
                                                       $      (391)      $  (256,852)
                                                       ===========       ===========


See notes to financial statements.

                            STEWART FINANCE COMPANY
           STATEMENTS OF STOCKHOLDER'S EQUITY AND ACCUMULATED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                        See Independent Auditor's Report

                                                    Additional
                               Common   Preferred    Paid-In     Accumulated
                                Stock     Stock      Capital        Deficit           Total

Balance, December 31, 1996     $10,000    $   --    $  976,315    $(227,167)      $   759,148

Net (loss)                          --        --            --     (256,852)         (256,852)
                               -------    ------    ----------    ---------       -----------

Balance, December 31, 1997      10,000        --       976,315     (484,019)          502,296

Issuance of preferred stock         --        33     3,347,467           --         3,347,500

Net (loss)                          --        --            --         (391)             (391)
                               -------    ------    ----------    ---------       -----------

Balance, December 31, 1998     $10,000    $   33    $4,323,782    $(484,410)      $ 3,849,405
                               =======    ======    ==========    =========       ===========


See notes to financial statements.

                             STEWART FINANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997
                        See Independent Auditor's Report

                                                     1998             1997

CASH FLOWS FROM OPERATING ACTIVITIES
 Net cash received on customers loans            $  6,959,913     $  4,194,236
 Cash paid to suppliers and employees              (5,575,447)      (4,709,698)
 Dividends received                                     3,771            2,267
 Interest paid                                     (1,828,157)      (1,133,150)
                                                 ------------     ------------

 Net cash (used in) operating activities             (439,920)      (1,646,345)
                                                 ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES

 Purchases of certificates of deposit                (660,967)          67,746
 Purchases of marketable securities               (15,369,744)     (21,731,076)
 Proceeds from sales of marketable securities      16,877,047       20,622,768
 Proceeds from sale of property and equipment              --           22,867
 Disbursements for start up costs                    (863,663)         (90,358)
 Disbursements for goodwill                           (99,640)        (150,000)
 Net payments to affiliated company                (2,644,267)      (2,606,601)
 Purchases of property and equipment                 (767,374)        (787,117)
                                                 ------------     ------------

 Net cash (used in) investing activities           (3,528,608)      (4,651,771)
                                                 ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net receipts from related parties                   (538,418)         142,001
 Proceeds from credit line                         18,000,000       18,000,000
 Disbursements on credit line                     (17,300,000)     (18,000,000)
 Proceeds from senior demand notes                  1,642,605        1,195,125
 Disbursements on senior demand notes              (1,512,230)      (1,092,905)
 Proceeds from subordinated debentures              6,153,960        5,966,837
 Disbursements on subordinated debentures          (5,168,165)      (1,581,895)
 Net receipts from margin loans                      (433,652)         418,190
 Proceeds from issuance of long-term debt          14,429,924       12,512,151
 Payments on long-term debt                       (13,391,986)     (10,846,662)
 Proceeds from issuance of preferred stock          3,347,500               --
                                                 ------------     ------------

 Net cash provided by financing activities          5,229,538        6,712,842
                                                 ------------     ------------

Net increase in cash                                1,261,010          414,726

Cash, beginning of year                             2,334,476        1,919,750
                                                 ------------     ------------
Cash, end of year                                $  3,595,486     $  2,334,476
                                                 ============     ============

                            STEWART FINANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997
                        See Independent Auditor's Report

                                                      1998           1997
                                                   ---------     -----------
RECONCILIATION OF NET (LOSS) TO NET CASH
 (USED IN) OPERATING ACTIVITIES
 Net (loss)                                        $    (391)      $(256,852)
                                                   ---------     -----------
 Non-cash items included in net income:
 Change in accounting estimate                            --        (169,846)
 Loss on sale of asset                                    --           8,969
 Realized gains on marketable securities            (231,116)        (68,890)
 Unrealized losses on marketable securities         (248,949)        l5l,512
 Depreciation and amortization                       389,394         263,085

Changes in assets; (increase) decrease in:
 Finance receivables, net                           (491,648)     (1,575,241)
 Prepaid expenses                                     (15,659)       (17,099)
 Refundable income taxes                            (142,818)             --
 Deposits                                            (20,874)          1,606
 Other current assets                                 14,222        (160,092)
 Repossessed assets                                      (54)          9,309

Changes in liabilities; increase (decrease) in:
 Accounts payable                                     50,638        (263,776)
 Accrued expenses                                    257,335         430,880
                                                   ---------     -----------

 Total adjustments                                  (439,529)     (1,389,493)
                                                   ---------     -----------

Net cash (used in) operating activities            $(439,920)    $(1,646,345)
                                                   =========     ===========


See notes to financial statements.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Nature of business:

         Stewart Finance Company ("the Company") was formed on October 22, 1984 for the purpose of providing short-term lending services to the general public, and selling insurance coverages related to the loans. These loans are generally collateralized by personal property of the borrower.

         The Company operated twenty-one offices located in nineteen Georgia cities during 1998 and nineteen offices located in seventeen cities during 1997.

         Significant accounting policies:

         Income recognition:

         The Company uses the rule of 78's method to recognize interest and the straight-line method to recognize insurance income on loans that have precomputed charges included in the loan balance.

         Cash and cash equivalents:

         For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Marketable securities:

         Marketable securities are carried at market value. Unrealized gains and losses are recorded for changes in the market values of those securities held at year end. The average cost method is used in determining the basis of sold securities.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report

Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -
         Continued

         Repossessed assets:

         Repossessed assets consist primarily of personal property repossessed on loans in default, and are stated at estimated realizable value.

         Credit losses:

         Provisions for credit losses are charged to expense in amounts sufficient to maintain the allowance at a level considered adequate to cover potential losses as estimated by management.

         Loans are written off directly to the provision for credit losses when deemed uncollectible by management.

         Loan origination fees and costs:

         Loan origination fees and costs are recognized at the inception of the loan. Because loan fees are not significant and the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by amortizing these costs over the life of the loan as required by generally accepted accounting principles.

         Goodwill:

         Branch office location purchase price allocations in excess of net assets acquired are recorded as goodwill and amortized on a straight-line basis over 15 years.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -
         Continued

         Property and equipment:

         Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

         Income taxes:

         The Company, with the consent of its stockholder, elected to issue a secondary class of capital stock during 1998. In accordance with Internal Revenue Service regulations, the Company will no longer be treated as an S-Corporation beginning with the year ended December 31, 1998. For the year ended December 31, 1998, the Company had a net operating loss. The tax benefit resulting from this loss has been included in these financial statements.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Actual results may differ from those estimates. Changes to estimates are recognized in the year in which the revisions are determined.

Note 2.  MARKETABLE SECURITIES

         Marketable securities consisted exclusively of common stock at December 31, 1998 and 1997. The market value of these securities were $446,073 and $1,473,311 as compared to the cost basis of $429,332 and $1,706,386 at December 31, 1998 and 1997, respectively.

                            STEWART, FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 2.  MARKETABLE SECURITIES - Continued

         At December 31, 1998 and 1997, the Company had borrowed $241,863 and $675,515, respectively, on a margin account secured by marketable securities.

Note 3.  FINANCE RECEIVABLES

         Finance receivables consisted of the following at December 31, 1998 and 1997:

                  Gross finance receivables           $ 9,197,662   $ 8,596,263
                  Allowance for credit losses            (279,784)     (264,430)
                  Unearned interest and
                   insurance premiums                    (638,957)     (544,559)
                                                      -----------   -----------
                  Finance receivables, net            $ 8,278,921   $ 7,787,274
                                                      ===========   ===========

Note 4.  RELATED PARTY TRANSACTIONS

         Advances to related parties consist of noninterest-bearing advances made to affiliated companies and other related parties. Advances at December 31, 1998 and 1997 consisted of the following:

                  Loans to related parties            $ 1,363,087   $   824,669

         At December 31, 1998 and 1997, finance receivables included amounts due from related parties of $207,977 and $343,500.

         At December 31, 1998 and 1997, debentures included amounts due to related parties of $56,718 and $32,995.

         At December 31, 1998 and 1997, senior demand notes included amounts due to related parties of $132,862 and -0-.

         At December 31, 1998 and 1997, the Company owed a related party $7,501. This loan is unsecured and due on demand.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 4.  RELATED PARTY TRANSACTIONS - Continued

         The Company pays rent to its sole stockholder on a month-to-month basis for its home office location. Total rent paid relating to this arrangement for December 31, 1998 and 1997 was $22,315 for each year.

         The Company provides funding and accounting services for Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc. At December 31, 1998 and 1997 the Company was owed $4,041,564 and $3,817,569, respectively, for these services. Stewart Finance Company, Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc. are owned by the sole shareholder of the Company.

Note 5.  SENIOR DEMAND NOTES

         Senior demand notes are unsecured obligations which are payable on demand. The interest rate payable on senior demand notes is a variable rate, adjusted periodically by the Company. The range of interest rates as of December 31, 1998 and 1997 was from 7.0% to 10.5%. Total senior demand notes at December 31, 1998 and 1997 were $576,125 and $445,750, respectively.

Note 6.  DEBENTURES

         Debentures reflect subordinated debt of the Company and consist of variable rate debentures which mature at three, six, twelve, eighteen, twenty-four or forty-eight months after the date of issue. The Company has the option of redeeming debentures prior to maturity for 100% of the principal plus any unpaid interest to date of the redemption. The Company has followed a policy of allowing debenture holders to redeem their notes at any time. The range of interest rates as of December 31, 1998 and 1997 was from 7% to 11%.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 6.  DEBENTURES - Continued

         Total debentures outstanding at December 31, 1998 and 1997 were $11,863,630 and $10,877,835, respectively.


Note 7.  NOTE PAYABLE, FUNDING COMPANY

         Note payable funding company represents a revolving credit line with Finova Capital Corporation which provides for secured working capital borrowings. Borrowings are based upon an asset formula involving finance receivables, with maximum borrowings limited to $6,500,000. The revolving credit line is collateralized by substantially all of the Company's and its affiliates' assets and a personal guarantee of the Company's sole shareholder. Interest on all borrowings is at prime plus 3% through maturity on January 31, 2001. The credit line is subject to compliance with certain restrictive covenants related to the Company, including a leverage ratio and a minimum net income of $1. As of December 31, 1998 and 1997, the affiliated companies as a whole had net income for the years ended December 31, 1998 and 1997, in excess of $1.

         Total outstanding borrowings related to this arrangement were $6,500,000 and $5,425,000, respectively, at December 31, 1998 and 1997.

Note 8.  LONG-TERM DEBT

         Long-term debt consisted of the following at December 31, 1998 and 1997:

                  Note payable to bank, due in
                    monthly installments of $2,944
                    through January, 1999,
                    including interest at 9.5%,
                    collateralized by the
                    building at the Union Point,

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report


Note 8.  LONG-TERM DEBT - Continued

                  Georgia location, owned by the sole
                  stockholder, and the assignment of a
                  life insurance policy on the sole
                  stockholder.                         $  3,113          36,215

                Note payable to bank, due in
                  monthly installments of $332,
                  through September, 1998,
                  including interest at 7.0%                  -           3,467

                Note payable to bank, due in
                  monthly installments of $380,
                  through February, 1998, including
                  interest at 8.9% collateralized
                  by an automobile                            -             493

                Note payable to insurance company,
                  principal due January, 2000,
                  interest paid quarterly at prime,
                  collateralized by a security
                  interest in borrower's insurance
                  commissions and other amounts owed
                  to the Company by the lender.         750,000         750,000
                                                       --------        --------
                                                        753,113         790,175
                  Less current maturities                (3,113)        (40,175)
                                                       --------        --------
                                                       $750,000        $750,000
                                                       ========        ========

         Aggregate maturities of long-term debt at December 31, 1998 and 1997, were as follows:

                  1998                                 $      -        $ 40,175
                  1999                                    3,113         750,000
                  2000                                  750,000               -
                                                       --------        --------
                                                       $753,113        $790,175
                                                       ========        ========

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report

Note 8.  LONG-TERM DEBT - Continued

         In addition to these maturities, the note payable as described in Note 7 is payable in full on January 31, 2001.

         For the years ended December 31, 1998 and 1997, all interest incurred was expensed.

Note 9.  LEASE COMMITMENTS

         The Company leased office space at twenty one locations during 1998 and nineteen locations during 1997. Five of the locations are leased on a month to month basis totaling $2,645 per month.

         Future minimum lease payments for the remaining locations are as follows:

               1998      $     --      $171,024
               1999       216,933        81,715
               2000       102,251        27,925
               2001        58,366        19,000
               2002        21,223            --
                         --------      --------
                         $398,773      $299,664
                         ========      ========

Note 10. CONCENTRATION OF CREDIT RISK

         The Company's deposits with financial institutions were $206,035 and $14,995, respectively, in excess of federally insured limits at December 31, 1998 and 1997.

Note 11. PREFERRED STOCK

         During 1998, the Company issued 33,475 shares of preferred stock at a par value of $.001 per share. The gross proceeds from this issuance was $3,347,500. The par value of the stock issued was $33. The issuance of preferred stock increased additional paid in capital by $3,347,467.

                            STEWART FINANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report

Note 12. PROFIT SHARING PLAN

         The Company sponsors a defined contribution profit sharing plan covering substantially all full time employees. Contributions are decided by the board of directors each year. The Company contributed $9,655 and $15,214, respectively, to the plan during the years ended December 31, 1998 and 1997.

Note 13. LINE OF CREDIT

         At December 31, 1998 and 1997, the Company had a line of credit with a local bank that accrues interest at the prime rate. The line of credit had a balance of $1,500,000 and $800,000 at December 31, 1998 and 1997,
         respectively.

Note 14. REIMBURSEMENT INCOME

         The Company's home office location is responsible for the administration and operation of Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc., Stewart Finance Company of Illinois, Inc. and Smith Filing Service, Inc. The expenses related to the operations of the related companies are allocated based on the average outstanding customer loan balances during the year. For the years ended December 31, 1998 and 1997, the Company had reimbursement income of $2,476,089 and $867,699, respectively.

Note 15. REFUNDABLE INCOME TAXES

         For the year ended December 31, 1998, the Company had refundable income taxes from taxable losses of $142,818. The net operating loss carryforward of $357,046 expires in the year ended December 31, 2013. The refundable income taxes are comprised of a federal income tax benefit of $121,395 and a state income tax benefit of $21,423.

                            STEWART FINANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        See Independent Auditor's Report

Note 16. SUBSEQUENT EVENTS

         The Company plans to file a Recission Registration Statement with respect to outstanding debentures and preferred stock in 1999 with the Securities and Exchange Commission. Stewart Holdings Company, Inc., the Company's parent company, plans to file a Registration Statement for its issuance of debentures and preferred stock in 1999. The expected result is to allow Stewart Holdings Company, Inc. to issue debentures and preferred stock on a interstate basis rather than Stewart Finance Company issuing debenture and preferred stock on an intrastate basis.

         The Company applied for a license to operate in the states of Illinois and Missouri during 1998.

         The Company opened one new location during 1999.

                                                   PECHTER & ASSOCIATES, P.C.
                                                 CERTIFIED PUBLIC ACCOUNTANTS
                                               200 Galleria Parkway, Suite 880
                                                    Atlanta, Georgia 30339
                                            (770) 850-8808    fax (770) 850-8901

           INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL INFORMATION

To the Stockholder
Stewart Finance Company
Union Point, Georgia

Our audit was performed for the purpose of forming an opinion on the financial statements as of December 31, 1998 and 1997 taken as a whole The supplemental information on page 19 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements as of December 31, 1998 and 1997 and for the years then ended and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


/s/ Pechter & Associates, PC

March 8, 1999




       A member of ACF International with affiliated offices worldwide.

                            STEWART FINANCE COMPANY
                SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
          See Independent Auditor's Report on Supplemental Information

                                     1998              1997
Auto expenses                   $    95,143       $    92,257
Advertising                         185,162           105,505
Bank charges                        113,984           202,204
Cash (over) and short                (2,803)           (1,567)
Charitable contributions              3,736             1,707
Commissions                           2,417             2,706
Consulting                           66,315             8,775
Contract labor                      155,400            62,916
Credit reports                       76,755            48,591
Dues and subscriptions               48,974            52,893
Equipment rental                     87,864            90,148
Employee benefits                     9,655            15,214
Insurance - business                 95,525            73,206
Insurance - health                  206,995           144,518
Insurance - officer's life           29,759            28,961
Legal and professional              267,456           160,575
Meals and entertainment              72,994            62,012
Miscellaneous                        27,485            16,233
Office supplies                     299,179           191,647
Postage and delivery                302,605           181,406
Referral fees                        55,169            30,820
Rent                                268,273           222,112
Repairs and maintenance             100,854            40,705
Taxes - payroll                     214,137           201,554
Taxes - state loan                   21,089            18,070
Taxes and licenses                  127,124            91,973
Telephone                           248,107           211,579
Travel and convention                87,338            45,893
Utilities                           134,281            95,040
                                -----------       -----------

                                $ 3,400,972       $ 2,497,653
                                ===========       ===========

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH THIS DOCUMENT REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                             -----------------------



                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
Prospectus Summary..........................................................................................      2
Summary Financial Data......................................................................................      6
Risk Factors................................................................................................      7
The Rescission Offer........................................................................................     12
The Company.................................................................................................     17
Dividend Policy.............................................................................................     17
Selected Financial and Operations Data......................................................................     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.............................................................................................     19
Business....................................................................................................     21
Management..................................................................................................     30
Principal Shareholders......................................................................................     32
Certain Transactions........................................................................................     33
Description of Capital Stock................................................................................     34
Description of Subordinated Debentures......................................................................     36
Description of Senior Demand Notes..........................................................................     39
Description of FINOVA Credit Facility.......................................................................     40
Description of Community Bank & Trust
  Credit Facility...........................................................................................     42
Legal Matters...............................................................................................     43
Experts.....................................................................................................     43
Additional Information......................................................................................     43
Index to Financial Statements...............................................................................     44


                                  -------------
================================================================================

================================================================================

                            STEWART FINANCE COMPANY

                               RECISSION OFFICER

                          $809,932 Senior Demand Notes

                      $12,421,245 Subordinated Debentures

                   33,475 Shares of Series A Preferred Stock


                                ----------------

                                   PROSPECTUS

                                ----------------



                                -------------, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant has, pursuant to the authority granted in Section 14-2-851 of the Official Code of Georgia Annotated, agreed to indemnify any officer or director of the Registrant against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in any action, suit or proceeding brought or threatened to be brought against him by reason of the fact that he is or was an officer or director of the Registrant if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 24.  OTHER EXPENSES AS OF ISSUANCES AND DISTRIBUTION.

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.

Securities and Exchange Commission registration fee.........................................              $ 4,609
Printing and Engraving Costs................................................................                    *
Accounting Fees and Expenses................................................................                    *
Legal Fees and Expenses (excluding Blue Sky)................................................                    *
Blue Sky Fees and Expenses..................................................................                    *
Miscellaneous...............................................................................                    *
                                                                                                          -------
      Total.................................................................................              $     *
                                                                                                          =======

---------------
* To be supplied by amendment. All amounts are estimated except for the SEC registration fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      All of the securities of the Company were offered in unregistered transactions. Although the Company believes it complied with the exemption from the federal_registration_requirements provided by Section 3(a)(II) in connection with the offer and sale of its securities, the use of an impermissible amount of the proceeds from the sale of such securities outside of the State of Georgia may render such registration exemption unavailable. Accordingly, the Company is undertaking this rescission offer. All of the Company's securities were issued under an exemption from the registration requirements of the Georgia Securities Act provided by Section 10-5-8(6) thereof, which exempts from registration any security issued by an industrial loan association organized and supervised under the laws of the State of Georgia. The Company believes it fully satisfied this exemption in connection with its offer and sale of securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)  Exhibits:

           The following exhibits are filed herewith and made a part hereof:

Exhibit
Number                Description
------                -----------

 3.1            Articles of Incorporation of the Registrant, as amended
 3.2            Bylaws of the Registrant
 4.1       **   Specimen certificate for the Registrant's Preferred Shares
 4.2            Form of Subordinated Debenture (on or prior to 4/1/98)
 4.3            Form of Subordinated Debenture (after 4/1/98)
 4.4            Form of Senior Demand Note (on or prior to 2/19/98)
 4.5            Form of Senior Demand Note (after 2/19/98)
 5.1            Opinion of Holland & Knight LLP
10.1       **   Finova Capital Corporation Credit Agreement
10.2       **   Community Bank and Trust Credit Agreement
10.3       **   Profit Sharing -- 401(k) Plan
23.1            Consent of Holland & Knight LLP (included in Exhibit 5.1 of this Registration Statement)
23.2            Consent of Pechter & Associates, P.C.
24.1            Power of Attorney (included on the signature page of this
                Registration Statement)
27.1            Financial Data Schedule
99.1       **   Form of Letter of Election

**  To be filed by Amendment

      (b)  Financial Statement Schedules

      All financial statement schedules are omitted because they are inapplicable or the requested information is either immaterial or shown in the Registrant's financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by ss.10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and (iv) to file weekly with the Securities and Exchange Commission a Rule 424(b)(2) prospectus supplement setting forth the established features (as defined in the prospectus).

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union Point, State of Georgia, on the 13th day of April, 1999.

                                      STEWART FINANCE COMPANY



                                      By: /s/ John B. Stewart, Jr.
                                         -------------------------------------
                                              John B. Stewart, Jr., President



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that John B. Stewart, Jr., being a director and officer, of Stewart Finance Company (the "Company"), a Georgia corporation, by his signature below, hereby constitutes and appoints Jeffery L. Smith, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite, necessary and advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                        Signature                                           Title                   Date
                        ---------                                           -----                   ----
 /s/ John B. Stewart, Jr.                                     President and Sole Director      April 13, 1999
---------------------------------------------------------     (Principal Executive Officer)
John B. Stewart, Jr.



 /s/ Jeffery L. Smith                                         Vice President                   April 12, 1999
---------------------------------------------------------     (Principal Financial and
Jeffery L. Smith                                              Accounting Officer)
